EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

HOLOGIC, INC.

NOR’EASTER CORP.

AND

CYTYC CORPORATION

Dated: May 20, 2007

TABLE OF CONTENTS1

[1]	The Table of Contents is not part of this Agreement.

i

ii

Exhibits
Exhibit A	-	Hurricane Charter Amendment
Exhibit B	-	Certificate of Incorporation of the Surviving Corporation
Exhibit C	-	Bylaws of the Surviving Corporation
Exhibit D	-	Initial Officers of the Surviving Corporation
Exhibit E	-	Hurricane Tax Representation Letter
Exhibit F	-	Cyclone Tax Representation Letter
Exhibit G	-	New Hurricane Bylaws
Exhibit H	-	Board of Directors Committee Composition

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (as the same may be amended from time to time in accordance with its terms, this “Agreement”) dated as of May 20, 2007, by and among Cytyc Corporation, a Delaware corporation (“Cyclone”), Hologic, Inc., a Delaware corporation (“Hurricane”), and Nor’easter Corp., a Delaware corporation and a wholly owned subsidiary of Hurricane (“MergerSub”).

WHEREAS, the respective Boards of Directors of Hurricane and Cyclone deem it advisable and in the best interests of each corporation and its respective stockholders that Hurricane and Cyclone engage in a business combination in order to advance the long-term strategic business interests of Hurricane and Cyclone;

WHEREAS, the business combination of Hurricane and Cyclone shall be effected through a merger of Cyclone with and into MergerSub (the “Merger”) in accordance with the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”);

WHEREAS, in furtherance of the foregoing, the respective Boards of Directors of Hurricane, Cyclone and MergerSub have approved this Agreement and the Merger, upon the terms and subject to the conditions of this Agreement, pursuant to which each share of capital stock of Cyclone issued and outstanding immediately prior to the Effective Time (as defined in Section 2.02), other than shares of Cyclone capital stock directly owned by Hurricane, MergerSub or Cyclone and Dissenting Shares (as defined in Section 2.11), will be converted into the right to receive the consideration specified in Section 2.04; and

WHEREAS, it is intended that the Merger shall qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986 (the “Code”) and the regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement (each, a “party” and collectively, the “parties”) agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions.

(a) As used in this Agreement, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Acquisition Proposal” means, (i) in respect of Cyclone, any inquiry, proposal or offer relating to, or any Third Party indication of interest in, (A) any direct or indirect acquisition or purchase of 20% or more of the consolidated net assets of Cyclone and its Subsidiaries, (B) any direct or indirect acquisition or purchase of 20% or more of any class of equity or voting securities of Cyclone or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Cyclone, (C) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of Cyclone or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Cyclone or (D) a merger, consolidation, share exchange, business combination, sale of substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Cyclone or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of that Person, in each case other than the transactions contemplated by this Agreement or as set forth in the Cyclone Disclosure Schedule, and (ii) in respect of Hurricane, any inquiry, proposal or offer relating to, or any Third Party indication of interest in, (A) any direct or indirect acquisition or purchase of 20% or more of the consolidated net assets of Hurricane and its Subsidiaries, (B) any direct or indirect acquisition or purchase (including without limitation by way of merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction) of 20% or more of any class of equity or voting securities of Hurricane or any of its Subsidiaries that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of Hurricane or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Hurricane, or (C) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of Hurricane or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Hurricane, in each case other than (x) the transactions contemplated by this Agreement (including without limitation, the Financing or any subsequent refinancings of the Financing (in whole or in part)), (y) any offerings through one or more underwriters, initial purchasers or placement agents, other than an offering intended, after the distribution thereof, to result in a transaction described in clause (ii)(B) above, or (z) as set forth in the Hurricane Disclosure Schedule; provided, however, that, notwithstanding the foregoing, in the case of a Hurricane Acquisition Discussions, the percentages in clause (ii) shall be increased from 20% to 50%.

“Adverse Recommendation Change” means either of the following, as the context may indicate, (i) either (A) any failure by the Board of Directors of Hurricane to make, or any withdrawal or modification in a manner adverse to Cyclone of, the Hurricane Board Recommendation or (B) any recommendation by Hurricane’s Board of Directors of an Acquisition Proposal or (ii) either (A) any failure by the Board of Directors of Cyclone to make, or any withdrawal or modification in a manner adverse to Hurricane of, the Cyclone Board Recommendation or (B) any recommendation by Cyclone’s Board of Directors of an Acquisition Proposal.

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of capital stock, by contract, or otherwise.

“Applicable Law” means, with respect to any Person, any United States federal, state or local or any foreign law (in each case, statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to that Person.

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Closing Date” means the date of the Closing.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, sublease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, franchise or license, whether oral or written, including all amendments thereto.

“Cyclone Balance Sheet” means the consolidated balance sheet of Cyclone as of March 31, 2007 and the footnotes thereto set forth in the most recent Quarterly Report on Form 10-Q filed by Cyclone with the SEC.

“Cyclone Balance Sheet Date” means March 31, 2007.

“Cyclone Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Cyclone to Hurricane.

“Cyclone ESPP” means Cyclone’s 2004 Employee Stock Purchase Plan, as amended.

“Cyclone Rights Agreement” means that certain Rights Agreement, dated as of August 27, 1997, between Cyclone and Computershare Trust Company (formerly BankBoston N.A.), as rights agent, as amended through the date hereof.

“Cyclone Stock” means the common stock, $0.01 par value, of Cyclone.

“Cyclone Stock Plans” means 2004 Omnibus Stock Plan, Pro Duct Health, Inc. 1998 Stock Plan, Amended and Restated 1995 Non-Employee Director Stock Option Plan, 1995 Stock Plan, as amended, and 2001 Non-Employee Director Stock Plan.

“Cyclone Subsidiary” means a Subsidiary of Cyclone.

“Cyclone 10-K” means Cyclone’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving material compensation, including insurance coverage, severance benefits, disability benefits, nonqualified or qualified deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation rights or other forms of fringe benefits, perquisites, incentive compensation or post-retirement compensation and all material employment, change in control, severance or similar agreements, written or otherwise, for the benefit of, or relating to, any current or former employee, officer or director of Cyclone or any of its Subsidiaries or Hurricane or any of its Subsidiaries, as applicable, or any ERISA Affiliate.

“Environmental Laws” means any Applicable Laws or any agreement with any Governmental Authority relating in any way to the environment, preservation or reclamation of natural resources, the presence, management, Release or threat of Release of, or exposure to, Hazardous Materials, or to human health and safety.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Laws for the operation of the business of Cyclone or Hurricane, as the case may be, or any of its respective Subsidiaries, as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Financing” means any financing contemplated by the Commitment Letter or any alternative financing Hurricane may seek to consummate the Merger and the other transactions contemplated by this Agreement, including, without limitation, any refinancing thereof.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign, federal, state or local governmental authority, department, bureau, court, administrative or regulatory agency, commission or official, including any political subdivision thereof.

“Hazardous Materials” means (i) petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances or (ii) any chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hurricane Acquisition Discussions” means any inquiry, proposal or offering relating to a proposed acquisition or purchase by Hurricane (including without limitation by way of merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction) of 50% or more of any class of equity or voting securities of a Third Party or any purchase or acquisition of the business or assets of a Third Party.

“Hurricane Balance Sheet” means the consolidated balance sheet of Hurricane as of March 31, 2007 and the footnotes thereto set forth in the most recent Quarterly Report on Form 10-Q filed by Hurricane with the SEC.

“Hurricane Balance Sheet Date” means March 31, 2007.

“Hurricane Charter Amendment” means the amendment of Hurricane’s certificate of incorporation to read as set forth in Exhibit A to this Agreement, which amendment shall become effective at the Effective Time, subject to the terms and conditions set forth in this Agreement.

“Hurricane Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Hurricane to Cyclone.

“Hurricane Share Issuance” means the issuance of shares of Hurricane Stock to holders of Cyclone Stock as a result of the Merger pursuant to the terms and subject to the conditions of this Agreement.

“Hurricane Stock” means the common stock, $0.01 par value, of Hurricane.

“Hurricane Stock Plans” means 1986 Combination Stock Option Plan, Amended and Restated 1990 Non-Employee Director Stock Option Plan, Savings and Investment Plan, Fluoroscan Imaging Systems, Inc. 1994 Amended and Restated Stock Incentive Plan, 1995 Combination Stock Option Plan, 1997 Employee Equity Incentive Plan, Second Amended and Restated 1999 Equity Incentive Plan and 2000 Acquisition Equity Incentive Plan.

“Hurricane Subsidiary” means a Subsidiary of Hurricane.

“Hurricane 10-K” means Hurricane’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Knowledge” means (i) in respect of Hurricane, the actual knowledge of the persons listed in Section 1.01 of the Hurricane Disclosure Schedule and (ii) in respect of Cyclone, the actual knowledge of the persons listed in Section 1.01 of the Cyclone Disclosure Schedule.

“Lien” means, with respect to any property or asset, any lien, pledge, hypothecation, levy, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, or other real estate declaration, transfer or voting restriction under any stockholder or similar agreement, encumbrance, community property interest, equitable interest or any other similar restriction.

“Material Adverse Effect” means, with respect to any Person, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of that Person and its Subsidiaries, taken as a whole, other than any such change, effect, event, occurrence or state of facts to the extent resulting from or arising in connection with (i) any change in the market price of the common stock of that Person after the date of this Agreement (provided that this clause (i) shall not exclude any underlying circumstance, change, effect, event, occurrence or fact that may have caused that change in market price), (ii) changes, circumstances or conditions generally affecting any industry in which that Person or any of its Subsidiaries participate, (iii) changes generally affecting United States economic conditions or financial markets, (iv) changes resulting from a change in GAAP, (v) changes resulting from any act of war or terrorism (or any escalation thereof), (vi) changes, facts, circumstances or conditions that can be shown to have been proximately caused by the announcement or existence of this Agreement or any transaction contemplated hereby, (vii) compliance with the terms of, or the taking of any action required by, this Agreement, or the failure to take any action prohibited by this Agreement, (viii) any actions taken, or failure to take action, to which the other party to this Agreement has expressly consented or requested, or (ix) receipt of a Nasdaq de-listing notice directly resulting from Cyclone’s filing with the SEC of its Quarterly Report on Form 10-Q for the period ending March 31, 2007; provided that no exception enumerated in any of the immediately preceding clauses (ii)-(v) shall apply to the extent any such change, effect, event, occurrence or fact has a disproportionate effect on that Person and its Subsidiaries, taken as a whole, relative to other comparable companies in the industry in which that Person operates.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, including the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Hurricane or any of its Affiliates (in respect of Cyclone) or Cyclone or any of its Affiliates (in respect of Hurricane).

(b) Each of the following terms is defined in the Section set forth opposite that term:

Term	Section
2009 Annual Meeting	8.16(d)
368 Reorganization	4.21
Adjusted Option	2.06(a)
Adjusted Restricted Stock Unit	2.06(a)
Adjusted Share Unit	2.06(a)
Affiliate Agreement	8.13
Agreement	Preamble
Amended Hurricane Charter	8.16(a)
Cash Merger Consideration	2.04(a)

Term	Section
Cash Portion Exchange Multiple	2.06(f)
Certificate of Merger	2.02
Certificates	2.05(a)
Closing	2.03
Code	Preamble
Commitment Letter	5.26
Confidentiality Agreement	8.07(b)
Continuing Cyclone Directors	8.16(d)
Continuing Hurricane Directors	8.16(d)
Covered Employees	8.18(a)
Cyclone	Preamble
Cyclone Board Recommendation	4.02(b)
Cyclone Debentures	4.05(a)
Cyclone Designated Officer	4.09(b)
Cyclone Employee Plans	4.17(a)
Cyclone Payment Event	11.04(b)
Cyclone Performance Stock Unit Awards	4.05(a)
Cyclone Preferred Stock	4.05(a)
Cyclone Recommendation	8.04(a)
Cyclone Registered Intellectual Property	4.20(a)
Cyclone Reduced Fee	11.04(c)
Cyclone Rejection Fee	11.04(c)
Cyclone Restricted Stock Units	4.05(a)
Cyclone Rights	4.05(a)
Cyclone SEC Documents	4.07(a)
Cyclone Securities	4.05(d)
Cyclone Share Unit	2.06(a)
Cyclone Stock-Based Awards	4.05(a)
Cyclone Stock Option	2.06(a)
Cyclone Stockholder Approval	4.02(a)
Cyclone Stockholder Meeting	8.04(a)
Cyclone Subsidiary Securities	4.06(c)
Delaware Law	Preamble
Director Compensation Plan	2.06(a)
Dissenting Shares	2.11
Effective Time	2.02
End Date	10.01(b)
Exchange Agent	2.05(a)
Exchange Ratio	2.04(a)
FDA	4.13(a)
FDCA	4.12(b)
HSR Filing	8.01(b)
Hurricane	Preamble
Hurricane Board Recommendation	5.02(b)
Hurricane Designated Officer	5.09(b)
Hurricane Employee Plans	5.17(a)
Hurricane Payment Event	11.04(c)
Hurricane Preferred Stock	5.05(a)
Hurricane Recommendation	8.04(b)
Hurricane Registered Intellectual Property	5.20(a)

Term	Section
Hurricane Reduced Fee	11.04(b)
Hurricane Rejection Fee	11.04(b)
Hurricane Restricted Stock	5.05(a)
Hurricane Restricted Stock Units	5.05(a)
Hurricane Rights	5.05(a)
Hurricane Rights Agreement	5.25
Hurricane SEC Documents	5.07(a)
Hurricane Securities	5.05(d)
Hurricane Stock-Based Awards	5.05(a)
Hurricane Stockholder Approval	5.02(a)
Hurricane Stockholder Meeting	8.04(b)
Hurricane Subsidiary Securities	5.06(c)
Indemnified Person	8.05(a)
Intellectual Property	4.20(g)
internal controls	4.07(e)
Intervening Event	8.07(d)
Joint Proxy Statement	4.08
Medical Device	4.13(a)
Merger	Preamble
Merger Communication	8.03(b)
Merger Consideration	2.04(a)
MergerSub	Preamble
Nasdaq	2.06
New Benefit Plan(s)	8.18(a)
New Hurricane Bylaws	8.16(a)
New Hurricane Charter	8.16(a)
No-Shop Party	8.07(a)
Notice of Superior Proposal	8.07(d)
party	Preamble
Permits	4.12(b)
Qualified Plan	4.17(f)
Registered Intellectual Property	4.20(a)
Registration Statement	4.08
Regulatory Material Adverse Effect	8.01(a)
Social Security Act	4.13(f)
Stock Merger Consideration	2.04(a)
Superior Proposal	8.07(f)
Surviving Corporation	2.01(a)
Takeover Response	8.07(b)
Tax or Taxes	4.16(m)
Tax Return	4.16(m)
Tax Sharing Agreements	4.16(m)
Taxing Authority	4.16(m)
Uncertificated Shares	2.05(a)

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “but not limited to”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on the Hurricane Disclosure Schedule, the Cyclone Disclosure Schedule or any other schedule to this Agreement, all such amendments, modifications or supplements must also be listed in the appropriate schedule (subject in all cases to the terms of Section 11.05). Any reference in this Agreement to a statute shall be to that statute, as amended from time to time, and to the rules and regulations promulgated at that time under that statute. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law” or “laws” shall be deemed also to include any Applicable Law. All parties will be considered drafters of this Agreement and any ambiguity shall not be construed against any particular party.

ARTICLE 2

THE MERGER

Section 2.01 The Merger.

(a) At the Effective Time, Cyclone shall be merged with and into MergerSub in accordance with Delaware Law, at which time the separate existence of Cyclone shall cease, and MergerSub shall be the surviving corporation (the “Surviving Corporation”), and shall be a wholly owned, direct subsidiary of Hurricane.

(b) From and after the Effective Time, the Surviving Corporation shall possess all of the rights, privileges, powers and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Cyclone and MergerSub, all as provided under Delaware Law.

Section 2.02 Effective Time. At the Closing the parties shall file a certificate of merger (the “Certificate of Merger”) with the Delaware Secretary of State in such form as is required by and executed and completed in accordance with the relevant provisions of Delaware Law and make all other filings or recordings required by Delaware Law to effect the Merger. The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is duly filed with the Delaware Secretary of State (or at such later time as Hurricane and Cyclone mutually agree and specify in the Certificate of Merger).

Section 2.03 Closing. Upon the terms and subject to the conditions set forth in Article 9, the closing of the Merger (the “Closing”) will take place as soon as practicable, but in no event later than five (5) Business Days, after the satisfaction or waiver of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing), or such other time and date as the parties may agree to in writing. The Closing shall be held at the offices of Brown Rudnick Berlack Israels LLP in Boston, Massachusetts, unless another place is agreed to in writing by the parties hereto.

Section 2.04 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) subject to this Article 2, each share of Cyclone Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.04(b) and Dissenting Shares referred to in Section 2.11), shall be cancelled and converted into the right to receive (i) 0.52 (the “Exchange Ratio”) shares of Hurricane Stock (the “Stock Merger Consideration”) and (ii) $16.50 in cash without interest

(the “Cash Merger Consideration” and, together with the Stock Merger Consideration and cash in lieu of fractional shares of Hurricane Stock as specified below, the “Merger Consideration”);

(b) each share of Cyclone Stock that is (i) held by Cyclone as treasury stock or (ii) owned by Hurricane or any Hurricane Subsidiary, in each case immediately prior to the Effective Time, shall be canceled and shall cease to exist, and no payment shall be made with respect thereof in accordance with this Article 2; and

(c) each share of common stock, par value $.01 per share, of MergerSub issued and outstanding immediately prior to the Effective Time shall remain issued, outstanding and unchanged as a validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

Section 2.05 Surrender and Payment.

(a) Prior to the Effective Time, Hurricane shall designate its transfer agent, American Stock Transfer & Trust Company, or another bank or trust company reasonably satisfactory to Cyclone to act as the exchange agent hereunder (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Cyclone Stock (the “Certificates”) or (ii) uncertificated shares of Cyclone Stock (the “Uncertificated Shares”). At the Effective Time, Hurricane shall deposit with the Exchange Agent, to be held in trust for the holders of Cyclone Stock, stock certificates (if such shares shall be certificated) representing shares of Hurricane Stock issuable pursuant to Section 2.04 in exchange for outstanding shares of Cyclone Stock and an amount of cash sufficient to deliver to the holders of Cyclone Stock (other than the Dissenting Shares) the aggregate Merger Consideration. From time to time after the Effective Time, Hurricane shall make available to the Exchange Agent, as needed, cash in amounts that are sufficient to pay cash in lieu of fractional shares pursuant to Section 2.07 and any dividends or other distributions pursuant to Section 2.05(f), in each case, to be paid in respect of the Certificates and the Uncertificated Shares. Promptly after the Effective Time, but in any event within ten (10) Business Days after the Effective Time, Hurricane shall send, or shall cause the Exchange Agent to send, to each holder of shares of Cyclone Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of shares of Cyclone Stock shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the aggregate Merger Consideration that such holder has a right to receive pursuant to Section 2.04. The shares of Hurricane Stock constituting part of such Merger Consideration, at Hurricane’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of shares of Cyclone Stock or is otherwise required under Applicable Law. As a result of the Merger, at the Effective Time, all shares of Cyclone Stock shall cease to be outstanding and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable in respect thereof and any dividends or other distributions payable in respect thereof in accordance with Section 2.05(f).

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) At the Effective Time, the stock transfer books of Cyclone shall be closed and thereafter there shall be no further registration of transfers on the transfer books of Cyclone or the Surviving Corporation of the shares of Cyclone Stock which were outstanding immediately prior to such time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration payable in respect thereof provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.05(a) that remains unclaimed by the holders of shares of Cyclone Stock six months after the Effective Time shall be returned to Hurricane, upon demand, and any such holder who has not exchanged shares of Cyclone Stock for the Merger Consideration in accordance with this Section 2.05 prior to that time shall thereafter look only to Hurricane for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Hurricane shall not be liable to any holder of shares of Cyclone Stock for any amounts properly paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Cyclone Stock six years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Hurricane, free and clear of any claims or interest of any Person previously entitled thereto.

(f) No dividends or other distributions with respect to securities of Hurricane constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.07, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section 2.05. Following such surrender or transfer, Hurricane shall pay or shall cause the Exchange Agent to pay, without interest, to the Person in whose name the securities of Hurricane have been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.07 and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

Section 2.06 Stock Options; Restricted Stock Units; Performance Shares; ESPP.

(a) As soon as practicable following the date of this Agreement, the Board of Directors of Cyclone (or, if appropriate, any committee thereof administering the Cyclone Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

(i) each option to purchase shares of Cyclone Stock under any employee stock option or compensation plan or arrangement of Cyclone (a “Cyclone Stock Option”) outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire, on the same terms and conditions (giving effect to any applicable acceleration of vesting thereunder) as were applicable under such Cyclone Stock Option, the number of shares of Hurricane Stock (rounded down to the nearest whole share) equal to the sum of (x) the product of (A) the number of shares of Cyclone Stock subject to such Cyclone Stock Option and (B) the Exchange Ratio and (y) the product of (A) the number of shares of Cyclone Stock subject to such Cyclone Stock Option and (B) the Cash Portion Exchange Multiple, at an exercise price per share of Hurricane Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (1) the aggregate exercise price for the shares of Cyclone Stock subject to such Cyclone Stock Option by (2) the aggregate number of shares of Hurricane Stock to be subject to such Cyclone Stock Option after giving effect to the adjustments in this clause (i) (each, as so adjusted, an “Adjusted Option”);

(ii) each Cyclone Restricted Stock Unit outstanding immediately prior to the Effective Time shall be amended and converted into the right to receive, on the same terms and conditions (giving effect to any applicable acceleration of vesting thereunder) as were applicable under such Cyclone Restricted Stock Unit, the number of shares of Hurricane Stock (rounded down to the nearest whole share) equal to the sum of (x) the product of (A) the number of shares of Cyclone Stock subject to such Cyclone Restricted Stock Unit and (B) the Exchange Ratio and (y) the product of (A) the number of shares of Cyclone Stock subject to such Cyclone Restricted Stock Unit and (B) the Cash Portion Exchange Multiple (each, as so adjusted, an “Adjusted Restricted Stock Unit”);

(iii) each Cyclone Performance Share outstanding immediately prior to the Effective Time shall vest at the target award level in accordance with the terms and conditions applicable under such Cyclone Performance Share and holders thereof shall be entitled to receive the Merger Consideration on the same basis as all other shares of Cyclone Stock;

(iv) each share of Cyclone Stock deferred (a “Cyclone Share Unit”) under the Amended and Restated Director Compensation Method Plan (the “Director Compensation Plan”) shall be converted into, on the same terms and conditions (giving effect to any applicable acceleration of vesting thereunder) as are applicable under the Director Compensation Plan, a number of shares of Hurricane Stock (rounded down to the nearest whole share) equal to the sum of (x) the product of (A) the number of shares of Cyclone Stock subject to such Cyclone Share Unit and (B) the Exchange Ratio and (y) the product of (A) the number of shares of Cyclone Stock subject to such Cyclone Share Unit and (B) the Cash Portion Exchange Multiple (each, as so adjusted, an “Adjusted Share Unit”);

(v) holders of each share of Cyclone Stock accrued in 2007 for issuance to members of the Board of Directors of Cyclone on January 1, 2008 shall be entitled to receive the Merger Consideration on the same basis as all other shares of Cyclone Stock; and

(vi) prior to the Effective Time, Cyclone shall make any amendments to the terms of such stock option or compensation plans or arrangements that are necessary to give effect to the adjustments contemplated by this Section 2.06.

(b) As soon as practicable following the date of this Agreement, the Board of Directors of Cyclone (or, if appropriate, any committee of the Board of Directors of Cyclone administering the Cyclone ESPP), shall adopt such resolutions or take such other actions as may be required to provide that with respect to the Cyclone ESPP (i) each participant’s outstanding right to purchase shares of Cyclone Stock under the Cyclone ESPP shall terminate on the day immediately prior to the day on which the Effective Time occurs, provided that all amounts allocated to each participant’s account under the Cyclone ESPP as of such date shall thereupon be used to purchase from Cyclone whole shares of Cyclone Stock at the applicable price determined under the terms of the Cyclone ESPP for the then outstanding offering periods using such date as the final purchase date for each such offering period, and (ii) the Cyclone ESPP shall terminate immediately following such purchases of Cyclone Stock.

(c) The adjustments provided in Section 2.06(a) with respect to any Cyclone Stock Option to which Section 421(a) of the Code applies shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code. As soon as practicable following the Effective Time, Hurricane shall deliver to the holders of Adjusted Options, Adjusted Restricted Stock Units and Adjusted Share Units appropriate notices setting forth such holders’ rights pursuant to the respective Cyclone Stock Plans and the Contracts evidencing the grants of such Adjusted Options, Adjusted Restricted Stock Units or Adjusted Share Units, as the case may be, which shall provide, among other things, that such Adjusted Options, Adjusted Restricted Stock Units, Adjusted Share Units and Contracts have been assumed by Hurricane and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.06 after giving effect to the Merger).

(d) Except as otherwise contemplated by this Section 2.06 and except to the extent required under the respective terms of the Adjusted Options, Adjusted Restricted Stock Units or Adjusted Share Units, as the case may be, all restrictions or limitations on transfer and vesting with respect to such Adjusted Options, Adjusted Restricted Stock Units or Adjusted Share Units, to the extent that such restrictions or limitations shall not have already lapsed, and all other terms thereof, shall remain in full force and effect with respect to such Adjusted Options, Adjusted Restricted Stock Units or Adjusted Share Units after giving effect to the Merger and the assumption by Hurricane as set forth above.

(e) Hurricane shall take such actions as are necessary for the assumption of Cyclone Stock Options, Cyclone Restricted Stock Units and Cyclone Share Units pursuant to this Section 2.06, including the reservation, issuance and listing of Hurricane Stock as is necessary to effectuate the transactions contemplated by this Section 2.06. Subject to receiving full cooperation from Cyclone and its independent registered public accounting firm, within one (1) Business Day of the Closing Date, Hurricane shall file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the 1933 Act, with respect to the shares of Hurricane Stock subject to Adjusted Options, Adjusted Restricted Stock Units and Adjusted Share Units and, where applicable, shall use all commercially reasonable efforts to have such registration statement declared effective as soon as practicable following the Effective Time. With respect to those individuals, if any, who, subsequent to the Effective Time, will be subject to the reporting requirements under Section 16(a) of the 1934 Act, where applicable, Hurricane shall use all commercially reasonable efforts to administer Cyclone Stock Options and Cyclone Restricted Stock Units assumed pursuant to this Section 2.06 in a manner that complies with Rule 16b-3 promulgated under the 1934 Act.

(f) For purposes of this Agreement, “Cash Portion Exchange Multiple” means the quotient obtained by dividing (x) the Cash Merger Consideration by (y) the average of the per share closing sale prices of Hurricane Stock on The NASDAQ Stock Market (the “Nasdaq”) for the ten consecutive trading days ending on (and including) the date that is three (3) trading days prior to the Closing Date.

Section 2.07 Fractional Shares. No certificates, scrip or shares of Hurricane Stock representing fractional shares of Hurricane Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates or Uncertificated Shares, and such fractional share interests shall not entitle the owner thereof to vote or to have any rights as a stockholder of Hurricane by virtue of such fractional share interests. All fractional shares of Hurricane Stock that a holder of shares of Cyclone Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the closing sale price of a share of Hurricane Stock on the Nasdaq on the Closing Date by the fraction of a share of Hurricane Stock to which such holder would otherwise have been entitled. Hurricane shall deposit with the Exchange Agent the funds required to make the cash payments required by this Section 2.07 when and as needed.

Section 2.08 Withholding Rights. Hurricane, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as Hurricane, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If Hurricane, the Surviving Corporation or the Exchange Agent so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Hurricane, the Surviving Corporation or the Exchange Agent made such deduction and withholding.

Section 2.09 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Hurricane, delivery by such Person of an agreement in a form reasonably satisfactory to Hurricane or, as Hurricane may reasonably deem necessary, the posting by such Person of a bond, in such reasonable amount as Hurricane may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Cyclone Stock represented by such Certificate, as contemplated by this Article 2.

Section 2.10 Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Hurricane or Cyclone shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Exchange Ratio and any amounts payable pursuant to Section 2.05(f) or Section 2.07 of this Agreement shall be appropriately adjusted.

Section 2.11 Dissenting Stockholders. Notwithstanding any provision of this Agreement to the contrary, shares of Cyclone Stock that are outstanding immediately prior to the Effective Time and that are held by a holder thereof who has not voted in favor of or consented to the adoption of this Agreement and has properly exercised and perfected appraisal rights for such shares in accordance with Section 262 of Delaware Law (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but shall become the right to receive such consideration as may be determined to be due to such holder pursuant to the procedures set forth in Section 262 of Delaware Law to be paid by the Surviving Corporation; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal and payment under Delaware Law, the right of such holder to such appraisal of its shares of Cyclone Stock shall cease and such shares of Cyclone Stock shall be deemed converted as of the Effective Time into the right to receive the Merger Consideration to which any such holder is entitled pursuant to Section 2.04(a), any cash in lieu of fractional shares payable to any such holder pursuant to Section 2.07 and any dividends or other distributions to which any such holder is entitled pursuant to Section 2.05(f), in each case without interest. Cyclone shall give Hurricane (a) prompt notice of any written demands for appraisal received by Cyclone, withdrawals of such demands, and any other related instruments served pursuant to Section 262 of Delaware Law and received by Cyclone and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisals under Delaware Law. Cyclone shall not, except with prior written consent of Hurricane, (i) voluntarily make any payment with respect to any demands for appraisal for Dissenting Shares, (ii) offer to settle, or settle, any such demands, (iii) waive any failure to timely deliver a written demand for appraisal in accordance with Delaware Law, or (iv) agree to do any of the foregoing.

Section 2.12 Affiliates. Notwithstanding any provision of this Agreement to the contrary, to the fullest extent permitted by law, no Stock Merger Consideration shall be delivered to a Person who is an “affiliate” of Cyclone in accordance with Section 8.13 until such Person has executed and delivered an Affiliate Agreement to Hurricane.

Section 2.13 Reservation of Right to Revise Transaction Structure. Not later than the effective time of the Joint Proxy Statement, to the fullest extent permitted by Applicable Law, and subject to compliance by the directors of Cyclone and Hurricane with their respective fiduciary duties, the parties may amend this Agreement to change the method of effecting the business combination among Hurricane, MergerSub, and Cyclone, and each party shall reasonably cooperate and enter into good faith negotiations with respect to such efforts, including to provide for (a) a merger of MergerSub with and into Cyclone, (b) a merger of Cyclone directly into Hurricane, (c) a series of steps pursuant to which Hurricane and Cyclone become wholly-owned subsidiaries of a newly-formed corporation that is in turn owned by the former stockholders of Hurricane and Cyclone or (d) some other substantially similar structure; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Cyclone Stock, as provided for in this Agreement, (ii) result in the transaction no longer qualifying for non-recognition treatment for federal income tax purposes, either as a reorganization within the meaning of Section 368(a) of the Code or as a transaction qualifying for such treatment under Section 351 of the Code, (iii) materially delay receipt of any approval required for the consummation of the transactions contemplated by this Agreement, (iv) require either party to obtain the agreement, approval or consent of any person whose agreement, approval or consent is not required in connection with the Merger described herein (unless the other party shall waive the requirement to obtain such agreement, approval or consent in a manner satisfactory to the other party), (v) impair or delay the consummation of the Merger or any other transaction contemplated hereby or the ability of any party hereto to perform its obligations hereunder by more than fifteen (15) calendar days, or (vi) cause a party to breach any of its representations, warranties, covenants or agreements set forth herein (unless the other party shall waive compliance with such representation, warranty, covenant or agreement in a manner satisfactory to the other party).

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01 Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the certificate of incorporation of MergerSub shall be amended and restated to read as set forth on Exhibit B, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, unless and until thereafter changed or amended in accordance with Applicable Law.

Section 3.02 Bylaws of the Surviving Corporation. At the Effective Time, the bylaws of MergerSub shall be amended and restated to read as set forth on Exhibit C, and, as so amended and restated, shall be the bylaws of the Surviving Corporation, unless and until thereafter changed or amended in accordance with Applicable Law.

Section 3.03 Directors and Officers of the Surviving Corporation.

(a) The directors of MergerSub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation or bylaws of the Surviving Corporation or as otherwise provided by law.

(b) The individuals listed on Exhibit D shall be the initial officers of the Surviving Corporation and shall hold the office set forth therein from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation or bylaws of the Surviving Corporation or as otherwise provided by law.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF CYCLONE

Subject in all respects to Section 11.05, except as set forth in the Cyclone Disclosure Schedule or as disclosed in the Cyclone SEC Documents filed on or after December 1, 2006 and before the date of this Agreement, Cyclone represents and warrants that:

Section 4.01 Corporate Existence and Power. Cyclone is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority and possesses all governmental licenses, authorizations, permits, consents and approvals necessary to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except where the failure to have such governmental licenses, authorizations, permits, consents and approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cyclone. Cyclone is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification or license is necessary, except for those jurisdictions where failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cyclone. Cyclone has heretofore made available to Hurricane true and complete copies of the certificate of incorporation and bylaws of Cyclone as currently in effect.

Section 4.02 Corporate Authorization.

(a) The execution, delivery and performance by Cyclone of this Agreement and the consummation by Cyclone of the transactions contemplated hereby are within the corporate powers of Cyclone and, except for the required approval of Cyclone’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of Cyclone. The affirmative vote of the holders of a majority of the outstanding shares of the Cyclone Stock voting to adopt this Agreement (the “Cyclone Stockholder Approval”) is the only vote of the holders of any of Cyclone’s capital stock necessary in connection with the consummation of the transactions contemplated by this Agreement. Assuming due authorization, execution and delivery by Hurricane and MergerSub, this Agreement constitutes a legal, valid and binding agreement of Cyclone, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws relating to creditors’ rights and remedies generally and to general principles of equity.

(b) At a meeting duly called and held, Cyclone’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Cyclone’s stockholders, and declared the Merger and this Agreement to be advisable, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby and (iii) unanimously resolved (subject to Section 8.07) to recommend Cyclone’s stockholders grant the Cyclone Stockholder Approval (such recommendation, the “Cyclone Board Recommendation”).

Section 4.03 Governmental Authorization. Neither the execution, delivery and performance by Cyclone of this Agreement, nor the consummation by Cyclone of the transactions contemplated hereby, require any consent, approval, order, license, authorization, expiration or termination of any waiting period, registration, declaration or permit of, or filing with, any Governmental Authority other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Cyclone is qualified to do business, (ii) as may be required for compliance with any applicable requirements of the HSR Act, (iii) as may be required under any foreign antitrust or competition law, (iv) as may be required for compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable U.S. state or federal securities laws, (v) any filings with and approvals of the Nasdaq and (vi) any consents, approvals, orders, licenses, authorizations, registrations, declarations or permits of, or filings which, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cyclone or would not materially impair the ability of Cyclone to consummate the transactions contemplated by this Agreement.

Section 4.04 Non-contravention. The execution, delivery and performance by Cyclone of this Agreement and the consummation by Cyclone of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Cyclone, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, contravene, require any consent, approval, authorization or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Cyclone or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Cyclone or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Cyclone and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Cyclone or any of its Subsidiaries, except for such contraventions, conflicts, violations and breaches referred to in clause (ii) and for such failures to obtain any such consent, approval, authorization or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect (ignoring, for this purpose only, clause (vi) of that definition) on Cyclone or materially to impair or preclude the ability of Cyclone to consummate the transactions contemplated by this Agreement.

Section 4.05 Capitalization.

(a) The authorized capital stock of Cyclone consists of 400,000,000 shares of Cyclone Stock and 5,000,000 shares of preferred stock, par value $.01 per share (the “Cyclone Preferred Stock”). At the close of business on May 17, 2007, (i) 137,344,961 shares of Cyclone Stock were issued and outstanding (none of which shares of Cyclone Stock are subject to vesting or other forfeiture restrictions or repurchase conditions), (ii) 22,152,770 shares of Cyclone Stock were held by Cyclone in its treasury, (iii) 19,509,321 shares of Cyclone

Stock were reserved and available for issuance pursuant to the Cyclone Stock Plans, of which 16,489,654 shares of Cyclone Stock were subject to outstanding Cyclone Stock Options, (iv) 1,684,252 shares of Cyclone Stock were reserved and available for issuance pursuant to the Cyclone ESPP, (v) 8,426,000 shares of Cyclone Stock were reserved for issuance upon conversion of the 2.25% Convertible Notes due 2024 (the “Cyclone Debentures”), (vi) 230,024 shares of Cyclone Stock were reserved for issuance with respect to outstanding Cyclone restricted stock units (the “Cyclone Restricted Stock Units”), (vii) 6,993 Cyclone Share Units were deferred pursuant to the Director Compensation Plan, (viii) 2,331 shares of Cyclone Stock have accrued through April 30, 2007 for issuance to members of the Board of Directors on January 1, 2008, (ix) a maximum of 275,975 shares of Cyclone Stock could be issued pursuant to outstanding performance stock units (“Cyclone Performance Stock Unit Awards”), and (x) no shares of Cyclone Preferred Stock were issued or outstanding or were held by Cyclone as treasury shares. At the close of business on May 17, 2007, 200,000 shares of Cyclone Preferred Stock designated as Series A Junior Participating Preferred Stock were reserved for issuance in connection with the rights (the “Cyclone Rights”) to be issued pursuant to the Cyclone Rights Agreement. Except as set forth above in this Section 4.05, at the close of business on May 17, 2007, no shares of capital stock or other voting securities or equity interests of Cyclone were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights, “phantom” stock rights, performance units, restricted stock units, rights to receive shares of Cyclone Stock on a deferred basis or other rights (other than Cyclone Debentures, Cyclone Stock Options and rights under the Cyclone ESPP) that are linked to the value of Cyclone Stock or the value of Cyclone or any part thereof granted under the Cyclone Stock Plans or otherwise (collectively, “Cyclone Stock-Based Awards”), other than the Cyclone Restricted Stock Units and the Cyclone Performance Stock Units.

(b) Section 4.05 of the Cyclone Disclosure Schedule sets forth a complete and accurate list, as of May 17, 2007, of all (i) outstanding options to purchase shares of Cyclone Stock from Cyclone pursuant to the Cyclone Stock Plans or otherwise (other than rights under the Cyclone ESPP), the grant dates, vesting schedules (including any acceleration provisions), expiration dates, exercise or base prices (if applicable) and the names of the holders thereof, and (ii) outstanding Cyclone Restricted Stock Units and Cyclone Stock-Based Awards, the number of shares of Cyclone Stock (or other stock) subject thereto (or, in the case of Cyclone Performance Stock Unit Awards, the maximum number of shares of Cyclone Stock that could be issued pursuant thereto), the grant dates, vesting schedules (including any acceleration provisions) and the names of the holders thereof. The exercise price of each Cyclone Stock Option is no less than the fair market value (as defined in the applicable Cyclone Stock Plan) of a share of Cyclone Stock as determined on the date of grant of such Cyclone Stock Option. Cyclone has made available to Hurricane true, complete and correct copies of all Cyclone Stock Plans and the forms of all stock option, restricted stock unit, performance stock unit and other award agreements evidencing Cyclone Stock-Based Awards.

(c) All outstanding shares of capital stock of Cyclone are, and all shares which may be issued pursuant to Cyclone Debentures, Cyclone Stock Options or Cyclone Stock-Based Awards will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for the Cyclone Debentures, there are no bonds, debentures, notes or other indebtedness of Cyclone having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Cyclone may vote.

(d) Except as set forth above in this Section 4.05 and for changes since March 31, 2007 resulting from the exercise of Cyclone Stock Options outstanding on such date, there are not issued, reserved for issuance or outstanding (i) any shares of capital stock or other voting securities or equity interests of Cyclone, (ii) any securities of Cyclone convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of Cyclone, (iii) any warrants, calls, options or other rights to acquire from Cyclone or any of its Subsidiaries, and no obligation of Cyclone or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Cyclone or (iv) any Cyclone Stock-Based Awards (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the “Cyclone Securities”).

(e) There are no rights or obligations, contingent or otherwise (including rights of first refusal of Cyclone), of Cyclone or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Cyclone Securities or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or other entity. There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which Cyclone or any of its Subsidiaries is a party, or by which it or they are bound, obligating Cyclone or any of its Subsidiaries with respect to any Cyclone Securities. There are no registration rights or other similar agreements, arrangements or understandings to which Cyclone or any of its Subsidiaries is a party, or by which it or they are bound, obligating Cyclone or any of its Subsidiaries with respect to any Cyclone Securities.

Section 4.06 Subsidiaries.

(a) Each Cyclone Subsidiary is an entity duly incorporated or otherwise duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all corporate, limited liability company or comparable powers and authority and possesses all governmental licenses, authorizations, permits, consents and approvals necessary to carry on its business as now conducted, except where the failure to have such governmental licenses, authorizations, permits, consents and approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cyclone. Each such Cyclone Subsidiary is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction where such qualification or license is necessary, except for those jurisdictions where failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cyclone. All Significant Subsidiaries (as defined in Regulation S-X of the 1934 Act) of Cyclone and their respective jurisdictions of incorporation or organization are identified in the Cyclone 10-K.

(b) All of the issued and outstanding capital stock of, or other voting securities or ownership interests in, each Cyclone Subsidiary is owned, directly or indirectly, by Cyclone. All of the issued and outstanding shares of capital stock of, or other voting securities or ownership interests in, each Cyclone Subsidiary owned by Cyclone have been validly issued and are fully paid and nonassessable, and are owned directly or indirectly by Cyclone free and clear of any Lien (other than statutory Liens for Taxes not yet payable) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).

(c) There are no outstanding (i) securities of Cyclone or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities or equity interests of any Subsidiary of Cyclone, (ii) warrants, calls, options or other rights to acquire from Cyclone or any of its Subsidiaries, and no obligation of Cyclone or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of any Subsidiary of Cyclone or (iii) obligations of Cyclone or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Cyclone Subsidiary Securities”).

(d) There are no rights or obligations, contingent or otherwise (including rights of first refusal of Cyclone), of Cyclone or any of the Cyclone Subsidiaries to repurchase, redeem or otherwise acquire any Cyclone Subsidiary Securities or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or other entity. There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which Cyclone or any of its Subsidiaries is a party, or by which it or they are bound, obligating Cyclone or any of its Subsidiaries with respect to any Cyclone Subsidiary Securities. There are no registration rights or other similar agreements, arrangements or understandings to which Cyclone or any of its Subsidiaries is a party, or by which it or they are bound, obligating Cyclone or any of its Subsidiaries with respect to any Cyclone Subsidiary Securities.

Section 4.07 SEC Filings and the Sarbanes-Oxley Act.

(a) Cyclone has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by Cyclone since January 1, 2004 (such documents, together with any documents filed during such period by Cyclone to the SEC on a voluntary basis on Current Reports on Form 8-K, the “Cyclone SEC Documents”). As of their respective filing dates, the Cyclone SEC Documents complied in all material respects with the requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act applicable to such Cyclone SEC Documents.

(b) Each of the financial statements (including the related notes) of Cyclone included in the Cyclone SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, had been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Cyclone and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). None of the Subsidiaries of Cyclone are, or have at any time since January 1, 2004 been, subject to the reporting requirements of Section 13(a) or 15(d) of 1934 Act.

(c) Each of the principal executive officer of Cyclone and the principal financial officer of Cyclone (or each former principal executive officer of Cyclone and each former principal financial officer of Cyclone, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Cyclone SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(d) Cyclone has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the 1934 Act). Such disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Cyclone in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Cyclone’s management as appropriate to allow timely decisions regarding required disclosure.

(e) Cyclone and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 and Rule 15(d)-15(f) under the 1934 Act) (“internal controls”) sufficient to provide reasonable assurance regarding the reliability of Cyclone’s financial reporting and the preparation of Cyclone’s financial statements for external purposes in accordance with GAAP. Cyclone has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Cyclone’s auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of internal controls which would reasonably be expected to adversely affect Cyclone’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(f) There are no outstanding loans or other extensions of credit made by Cyclone or any of the Cyclone Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of Cyclone. Cyclone has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 4.08 Information Supplied. The information supplied by Cyclone for inclusion or incorporation by reference in the registration statement on Form S-4 or any amendment or supplement thereto pursuant to which shares of Hurricane Stock issuable in the Merger will be registered with the SEC (the “Registration Statement”) shall not at the time the Registration Statement is filed with the SEC and at the time it time it is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Cyclone for inclusion in the joint proxy statement/prospectus, or any amendment or supplement thereto, to be sent to Cyclone stockholders and Hurricane stockholders in connection with the Merger and the other transactions contemplated by this Agreement (the “Joint Proxy Statement”) shall not, on the date the Joint Proxy Statement is first mailed to the stockholders of each of Cyclone and Hurricane, at the time of the Cyclone Stockholder Approval or at the time of the Hurricane Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.08 will not apply to statements or omissions included or incorporated by reference in the Joint Proxy Statement based upon information furnished by Hurricane or any of its representatives specifically for use or incorporation by reference therein.

Section 4.09 Absence of Certain Changes.

(a) Since the Cyclone Balance Sheet Date, there has not been any event, occurrence, development or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cyclone.

(b) Since the Cyclone Balance Sheet Date through the date of this Agreement, the business of Cyclone and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practices, and there has not been:

(i) any amendment of the certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) of Cyclone or its Subsidiaries;

(ii) any splitting, combination or reclassification of any shares of capital stock of Cyclone or any of its Subsidiaries or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any Cyclone Securities or any Cyclone Subsidiary Securities, except for (A) dividends by any of its Subsidiaries on a pro rata basis to the equity owners thereof, and (B) any such transaction solely by a Cyclone Subsidiary or between Cyclone Subsidiaries;

(iii)(A) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any shares of any Cyclone Securities or Cyclone Subsidiary Securities, other than the issuance of (1) any shares of Cyclone Stock upon the exercise of Cyclone Stock Options that are outstanding on the date of this Agreement in accordance with the terms of those options on the date of this Agreement, (2) any Cyclone Subsidiary Securities to Cyclone or any Cyclone Subsidiary, (3) Cyclone Securities to satisfy existing contractual obligations under the existing Cyclone compensation and benefit plans listed on Section 4.09(b) of the Cyclone Disclosure Schedule, (4) shares of Cyclone Stock pursuant to the terms and conditions of the Cyclone ESPP in the form in which it exists on the date of this Agreement, and (5) Cyclone Securities to officers, directors and employees listed on Section 4.09(b) of the Cyclone Disclosure Schedule, or (B) any amendment of any term of any Cyclone Security or any Cyclone Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(iv) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, by Cyclone or any of its Subsidiaries of any assets, securities, properties, interests or businesses, other than (A) inventories and supplies in the ordinary course of the business of Cyclone and its Subsidiaries in a manner that is consistent with past practices, (B) reasonable capital expenditures in connection with the business of Cyclone in the ordinary course consistent with past practices and (C) such transactions between Cyclone and any of its Subsidiaries or between any Subsidiaries of Cyclone;

(v) any sale, lease or other transfer of, or creation or incurrence of any Lien on, any assets, securities, properties, interests or businesses of Cyclone or any of its Subsidiaries, other than (A) sales of inventory in the ordinary course of business of Cyclone and its Subsidiaries in a manner that is consistent with past practices or between any Cyclone Subsidiaries, (B) sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $5 million individually or $15 million in the aggregate and (C) such transactions between Cyclone and any of its Subsidiaries or between any Subsidiaries of Cyclone;

(vi) the making by Cyclone or any of its Subsidiaries of any loans, advances or capital contributions to, or investments in, any other Person, other than (A) in the ordinary course of business consistent with past practices or (B) between Cyclone and any of its Subsidiaries or between any Subsidiaries of Cyclone;

(vii) the creation, incurrence, assumption or sufferance to exist by Cyclone or any of its Subsidiaries of any indebtedness for borrowed money or guarantees thereof, other than (A) in the ordinary course of business consistent with past practices, (B) borrowings under existing lines of credit or (C) between Cyclone and any of its Subsidiaries or between any Subsidiaries of Cyclone;

(viii) the entering into of any agreement or arrangement that limits or otherwise restricts in any material respect Cyclone or any of its Subsidiaries or any successor thereto or that would be reasonably expected to, after the Effective Time, limit or restrict in any material respect Cyclone, any of its Subsidiaries, the Surviving Corporation or Hurricane, from engaging or competing in any material line of business in which such Person engages in as of the date hereof, in any location or with any Person, other than modifications, renewals or extensions of agreements or arrangements (provided that such modifications, renewals or extensions do not materially increase limitations or restrictions on business);

(ix)(A) the grant or increase of any severance or termination pay or supplemental retirement or post employment benefit to (or amendment of any existing arrangement with) any director or individual with a title of vice president or higher (“Cyclone Designated Officer”) of Cyclone or any of its Subsidiaries (B) any increase in benefits payable under any existing severance or termination pay policies or employment agreements, (C) the entering into of any employment, deferred compensation, consulting, severance, change of control, termination, indemnification or other similar agreement (or amendment of any such existing agreement) with any director or Cyclone Designated Officer of Cyclone or any of its Subsidiaries, (D) the establishment, adoption or amendment (except as required by Applicable Law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director or Cyclone Designated Officer of Cyclone or any of its Subsidiaries or (E) any increase in cash or equity-based compensation, bonus or other benefits payable to any director or Cyclone Designated Officer of Cyclone or any of its Subsidiaries, other than, in the case of each of clauses (A) through (E) above, in the ordinary course of business consistent with past practices or to comply with Section 409A of the Code;

(x) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of Cyclone or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement as of the Cyclone Balance Sheet Date, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(xi) any material recalls, field notifications, field corrections or safety alerts with respect to products manufactured by or on behalf of Cyclone or any of its Subsidiaries;

(xii) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect;

(xiii) any revaluation by Cyclone of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(xiv) any change in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP;

(xv) any material Tax election or any settlement or compromise of any material income Tax liability; or

(xvi) any settlement, or offer or proposal to settle, any litigation, arbitration, proceeding or dispute, in each case, that arises out of the transactions contemplated hereby.

Section 4.10 No Undisclosed Material Liabilities.

(a) There are no liabilities or obligations of Cyclone or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent (as defined under GAAP), absolute, determined, determinable or otherwise, other than:

(i) liabilities or obligations disclosed and provided for in the Cyclone Balance Sheet or in the notes thereto or in the Cyclone SEC Documents filed prior to the date hereof;

(ii) liabilities or obligations incurred in the ordinary course consistent with past practices since the Cyclone Balance Sheet Date; and

(iii) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cyclone.

(b) Neither Cyclone nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among Cyclone or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving Cyclone or any of its Subsidiaries in Cyclone’s consolidated financial statements.

Section 4.11 Contracts. Except as disclosed in the Cyclone SEC Documents as of the date hereof, neither Cyclone nor any of its Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Contract that is of a nature required to be filed as an exhibit to a report or filing under the 1933 Act or the 1934 Act. None of Cyclone, any of its Subsidiaries or, to the Knowledge of Cyclone, any other party thereto is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default by Cyclone or any of its Subsidiaries or, to the Knowledge of Cyclone, any other party thereto under) any Contract to which it is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Neither Cyclone nor any of its Subsidiaries is a party to or otherwise bound by any Contract or covenant restricting Cyclone’s or any of its Subsidiaries’ ability to compete or by any Contract or covenant restricting in any material respect the research, development, distribution, sale, supply, license, marketing or manufacturing of products or services of Cyclone or any of its Subsidiaries.

Section 4.12 Compliance with Laws; Permits.

(a) Except with respect to regulatory compliance, Taxes, Environmental Laws, and ERISA, which are the subjects of Sections 4.13, 4.16, 4.17 and 4.19, respectively, each of Cyclone and its Subsidiaries is in compliance with all Applicable Laws applicable to it, its properties or other assets or its business or operations, except for failures to be in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Each of Cyclone and its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Authorities (collectively, “Permits”), including all Permits under the Federal Food, Drug and Cosmetic Act of 1938, as amended (including the rules and regulations promulgated thereunder, the “FDCA”), necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as currently conducted, except where the failure to have such Permits individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. Since January 1, 2004, there has occurred no default under, or violation of, any such Permit, except for any such default or violation that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The consummation of the Merger, in and of itself, would not cause the revocation or cancellation of any such Permit that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

Section 4.13 Regulatory Compliance.

(a) As to each product subject to the FDCA or similar Applicable Laws in any foreign jurisdiction that are developed, manufactured, tested, distributed and/or marketed by Cyclone or any of its Subsidiaries (a “Medical Device”), each such Medical Device is being developed, manufactured, tested, distributed and/or marketed in compliance with all applicable requirements under the FDCA and similar Applicable Laws, including those relating to investigational use, premarket clearance or marketing approval to market a Medical Device, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, and in compliance with the Advanced Medical Technology Association Code of Ethics on Interactions with Healthcare Professionals and the American Medical Association’s guidelines on gifts to physicians, except for failures in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Cyclone. Neither Cyclone nor any of its Subsidiaries has received any notice or other communication from the Federal Food and Drug Administration (the “FDA”) or any other Governmental Authority (A) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any products of Cyclone or any of its Subsidiaries or (B) otherwise alleging any violation applicable to any Medical Device of any Applicable Law, in the case of (A) and (B), that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on Cyclone.

(b) No Medical Device is under consideration by Cyclone or any of its Subsidiaries for recall, withdrawal, suspension, seizure or discontinuance, or has been recalled, withdrawn, suspended, seized or discontinued (other than for commercial or other business reasons) by, Cyclone or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise), in each case since January 1, 2003. No proceedings in the United States or, to the Knowledge of Cyclone, outside of the United States seeking the recall, withdrawal, suspension, seizure or discontinuance of any Medical Device are pending, or, to the Knowledge of Cyclone, threatened against Cyclone or any of its Subsidiaries or any licensee of any Medical Device which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on Cyclone.

(c) As to each Medical Device of Cyclone or any of its Subsidiaries for which a premarket approval application, premarket notification, investigational device exemption or similar state or foreign regulatory application has been approved, Cyclone and its Subsidiaries are in compliance with 21 U.S.C. §§ 360 and 360e or 21 C.F.R. Parts 812 or 814, respectively, and all similar Applicable Laws and all terms and conditions of such licenses or applications, except for any such failure or failures to be in compliance which individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Cyclone. In addition, Cyclone and its Subsidiaries are in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 807 and all similar Applicable Law, except for failures to be in compliance which individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Cyclone.

(d) No article of any Medical Device manufactured and/or distributed by Cyclone or any of its Subsidiaries is (A) adulterated within the meaning of 21 U.S.C. § 351 (or similar Applicable Law), (B) misbranded within the meaning of 21 U.S.C. § 352 (or similar Applicable Law) or (C) a product that is in violation of 21 U.S.C. § 360 or § 360e (or similar Applicable Law), except for failures to be in compliance with the foregoing that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(e) Neither Cyclone nor any of its Subsidiaries is the subject, officially or otherwise, of any pending or, to the Knowledge of Cyclone, threatened investigation by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither Cyclone nor any of its Subsidiaries, nor, to the Knowledge of Cyclone, any officer, employee or agent of Cyclone or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(f) Neither Cyclone nor any of its Subsidiaries, nor, to the Knowledge of Cyclone, any officer, employee or agent of Cyclone or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Applicable Law or authorized by 21 U.S.C. § 335a(b) or any similar Applicable Law. Neither Cyclone nor any of its Subsidiaries, nor, to the Knowledge of Cyclone, any officer, employee or agent of Cyclone or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”) or any similar Applicable Law.

(g) Since January 1, 2003, neither Cyclone nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Authority has (a) commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any Medical Device, (b) commenced, or threatened to initiate, any action to enjoin production of any Medical Device or (c) commenced, or threatened to initiate, any action to enjoin the production of any Medical Device produced at any facility where any Medical Device is manufactured, tested or packaged, except for any such action that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.

(h) To the Knowledge of Cyclone, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action or proceeding against or affecting Cyclone or any of its Subsidiaries relating to or arising under (a) the FDCA or (b) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services, in each case individually or in the aggregate that has had or would reasonably be expected to have a Material Adverse Effect.

(i) Cyclone and its Subsidiaries are and at all times in the past three years have been in compliance with: (i) the FDCA; (ii) the provisions of the Health Insurance Portability and Accountability Act of 1996 relating to the privacy and security of individually identifiable health information, and all regulations thereunder; (iii) the federal healthcare programs antikickback statute (42 U.S.C. §1320a-7b(b)) and regulations promulgated thereunder; (iv) the federal health care fraud statute (18 U.S.C. §1347); the federal False Claims Act (31 U.S.C. §3729 et seq); and all state antikickback, false claims, and patient privacy laws and regulations, except for failures to be in compliance which individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Cyclone. Neither Cyclone, nor any Subsidiary has received any written notice or other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any legal requirement set forth in this Section 4.13(i), except for violations of, or failures to be in compliance, which individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Cyclone.

(j) Neither Cyclone, nor any Subsidiary, nor any officer, director, or, to the Knowledge of Cyclone, any employee, of Cyclone or a Subsidiary, has been excluded from participation in any Federal health care program (including Medicare or Medicaid) or committed any offense in 42 U.S.C. §1320a-7 that would be the basis for such exclusion.

Section 4.14 Litigation; Investigations. Except as disclosed in the Cyclone SEC Documents prior to the date of this Agreement, there are no claims, actions, suits, formal or informal investigations, inquiries or proceedings (or any reasonable basis therefor) pending against, or, to the Knowledge of Cyclone, threatened against or affecting, Cyclone, any of its Subsidiaries, any present or former Cyclone Designated Officer or director of Cyclone or any of its Subsidiaries or any Person for whom Cyclone or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by, before or with any Governmental Authority that, if determined or resolved adversely to Cyclone, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cyclone or that, as of the date of this Agreement, in any manner challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated hereby. There has not been nor are there currently any internal investigations or inquiries being conducted by Cyclone, the Board of Directors (or any committee thereof) of Cyclone or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

Section 4.15 Title to Properties. Each of Cyclone and its Subsidiaries has valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to all of its real properties and other tangible assets necessary for the conduct of its business as currently conducted, except as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Each of Cyclone and its Subsidiaries has complied with the terms of all leases or subleases to which it is a party and under which it is in occupancy, and all leases to which Cyclone is a party and under which it is in occupancy are in full force and effect, except for such failure to comply or be in full force and effect that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. Neither Cyclone nor any of its Subsidiaries has received any written notice of any event or occurrence that has resulted or could result (with or without the giving of notice, the lapse of time or both) in a default with respect to any lease or sublease to which it is a party, which defaults individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

Section 4.16 Taxes.

(a) Each of Cyclone and its Subsidiaries has filed or has caused to be filed in a timely manner (within any applicable extension period) all Tax Returns required to be filed, and all such Tax Returns are complete and accurate in all respects, except for any failure to file, error or omission that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of Cyclone and its Subsidiaries has paid or caused to be paid (or Cyclone has paid on its behalf) all Taxes due and owing, and the most recent financial statements contained in the Cyclone SEC Documents filed as of the date hereof reflect an adequate reserve (determined in accordance with GAAP) (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by Cyclone and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

(b) No Tax Return of Cyclone or any of its Subsidiaries is, or with respect to income Tax Returns has been within the last five years, under audit or examination by any Taxing Authority, and no written notice has been received by Cyclone or any of its Subsidiaries that any audit, examination or similar proceeding is pending, proposed or asserted with regard to any Taxes or Tax Returns of Cyclone or any of its Subsidiaries. The relevant statute of limitations is closed with respect to the income Tax Returns of Cyclone and each of its Subsidiaries for all years through 2001. There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any material amount of Taxes due and owing by Cyclone or any of its Subsidiaries. Each deficiency resulting from any completed audit or examination relating to Taxes by any Taxing Authority has been timely paid or is being contested in good faith and has been reserved for on the books of Cyclone. There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes of Cyclone or any of its Subsidiaries, nor has any request been made for any such extension, and no currently effective power of attorney (other than powers of attorney authorizing employees of Cyclone or any of its Subsidiaries to act on behalf of Cyclone or any of its Subsidiaries) with respect to any Taxes has been executed or filed with any Taxing Authority.

(c) Except as included in the determination of deferred income Tax or otherwise accrued or reserved for on the financial statements of Cyclone (or the notes thereto) included in the Cyclone SEC Documents filed as of the date hereof, none of Cyclone or any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued (for purposes of the financial statements of Cyclone included in Cyclone’s SEC Documents filed as of the date hereof) in a prior taxable period (or portion of a taxable period) but was not recognized for Tax purposes in any prior taxable period as a result of (A) an open transaction disposition made on or before the Effective Time, (B) a prepaid amount received on or prior to the Effective Time, (C) the installment method of accounting, (D) the completed contract method of accounting, (E) the long-term contract method of accounting, (F) the cash method of accounting or Section 481 of the Code or (G) any comparable provisions of state or local Tax law, domestic or foreign, or for any other reason.

(d) Cyclone and each of its Subsidiaries have complied with all Applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any Federal, state, local or foreign Tax laws) and have, within the time and the manner prescribed by law, withheld from and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under Applicable Laws, except where the failure to comply, withhold or pay would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cyclone.

(e) During the five-year period ending on the date hereof, neither Cyclone nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f) Neither Cyclone nor any of its Subsidiaries joins or has joined, for any taxable period in the filing of any affiliated, aggregated, consolidated, combined or unitary Tax Return other than consolidated Tax Returns for the consolidated group of which Cyclone is the common parent.

(g) Neither Cyclone nor any of its Subsidiaries has entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(h) No written claim has ever been made by any authority in a jurisdiction where neither Cyclone nor any of its Subsidiaries file a Tax Return that Cyclone or any of its Subsidiaries is, or may be, subject to a material amount of Tax by that jurisdiction.

(i) Neither Cyclone nor any of its Subsidiaries is a party to or bound by any Tax Sharing Agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

(j) No “ownership change” (as described in Section 382(g) of the Code) has occurred, or is expected to occur prior to the Effective Time, that would have the effect of limiting the use of “pre-change losses” (as described in Section 382(d) of the Code) of Cyclone and its Subsidiaries following the Effective Time.

(k) No Taxing Authority has asserted in writing any Liens for Taxes with respect to any assets or properties of Cyclone or any of its Subsidiaries, except for statutory liens for Taxes not yet due and payable.

(l) Neither Cyclone nor any of its Subsidiaries (other than any Subsidiary that is a member of Cyclone’s consolidated group for United States federal income Tax purposes) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) “Tax” or “Taxes” means (a) any tax or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (b) liability for the payment of any amount of the type described in clause (a) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (c) liability for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (a) or (b) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding a party or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

Section 4.17 Employee Benefit Plans.

(a) For purposes of this Agreement, unless otherwise provided herein, “Cyclone Employee Plans” shall mean all Employee Benefit Plans maintained currently or at any time within the past six years, or contributed to by Cyclone, any of Cyclone’s Subsidiaries or any of their respective ERISA Affiliates or to which Cyclone, any of Cyclone’s Subsidiaries or any of their respective ERISA Affiliates is obligated to contribute, or under which any of them has or may have any material liability for premiums or benefits . Section 4.17 of the Cyclone Disclosure Schedule sets forth a complete and accurate list of those Cyclone Employee Plans currently in effect.

(b) With respect to each Cyclone Employee Plan, Cyclone has made available to Hurricane complete and accurate copies of (i) such Cyclone Employee Plan (or a written summary of any unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the annual reports (Form 5500) for the three most recent years with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination letter from the Internal Revenue Service, (iv) each trust agreement, group annuity contract, administration and similar material agreements, investment management or investment advisory agreements, (v) the most recent summary plan descriptions and employee handbook, or other similar material employee communications relating to employee benefits matters, and (vi) the most recent financial statements for each Cyclone Employee Plan that is funded.

(c) Each Cyclone Employee Plan has been administered in all material respects in accordance with ERISA, the Code and all other Applicable Laws and in accordance with its terms, and each of Cyclone, Cyclone’s Subsidiaries and their respective ERISA Affiliates have in all material respects met their obligations with respect to each Cyclone Employee Plan and in all material respects have timely made (or timely will make) all required contributions thereto. All filings and reports as to each Cyclone Employee Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been timely submitted. With respect to the Cyclone Employee Plans, no event has occurred, and, to Cyclone’s Knowledge, there exists no condition or set of circumstances in connection with which Cyclone, Hurricane or any of their respective Subsidiaries or any plan participant could be subject to any material liability (including penalties or taxes) under ERISA, the Code or any other Applicable Law, nor will the negotiation or consummation of the transactions contemplated by this Agreement give rise to any such material liability.

(d) With respect to the Cyclone Employee Plans, there are no material benefit obligations for which contributions have not been made or properly accrued and there are no material benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with the requirements of GAAP, on the financial statements of Cyclone. The assets of each Cyclone Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(e) No Cyclone Employee Plan (other than Cyclone Stock Plans) has assets that include securities issued by Cyclone, any of Cyclone’s Subsidiaries or any of their ERISA Affiliates.

(f) All Cyclone Employee Plans that are intended to be qualified under Section 401(a) of the Code (each, a “Qualified Plan”) have received determination, opinion or advisory letters from the Internal Revenue Service to the effect that such Cyclone Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or Cyclone has remaining a period of time under applicable U.S. Department of the Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such Qualified Plan. To the Knowledge of Cyclone, no such determination, opinion or advisory letter has been revoked and revocation has not been threatened, and no such Cyclone Employee Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would reasonably be expected to adversely affect in any material respect its qualification or materially increase its cost. There has been no termination, partial termination or discontinuance of contributions to any Qualified Plan that will result in material liability to Cyclone. Each Cyclone Employee Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies in all material respects the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Closing Date for which testing is required to be completed.

(g) Neither Cyclone, any of Cyclone’s Subsidiaries nor any of their respective ERISA Affiliates has (i) ever maintained a Cyclone Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Cyclone Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(h) To the extent permitted by Applicable Law, each Cyclone Employee Plan (other than Cyclone Stock Plans or an employment, severance, change in control or similar agreement with an individual) is amendable and terminable unilaterally by Cyclone and any of Cyclone’s Subsidiaries party thereto or covered thereby at any time without material liability to Cyclone or any of its Subsidiaries as a result thereof, other than for benefits accrued as of the date of such amendment or termination and routine administrative costs.

(i) Other than as required under Section 601 et seq. of ERISA, none of the Cyclone Employee Plans promises or provides health or other welfare benefits (excluding normal claims for benefits under Cyclone’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any person following retirement or other termination of employment. Section 4.17(i) of the Cyclone Disclosure Schedule lists each Cyclone Employee Plan which provides benefits after termination of employment (other than medical benefits required to be continued under Section 4980B of the Code and part 6 of Subtitle B of Title I of ERISA and normal claims for benefits under Cyclone’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) and the present value of benefits accrued under each such Cyclone Employee Plan are fully funded, fully covered by insurance or reflected on the Cyclone Balance Sheet in accordance with GAAP.

(j) There is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to Cyclone’s Knowledge, threatened, with respect to any Cyclone Employee Plan, other than claims for benefits in the ordinary course. No Cyclone Employee Plan is or within the last three calendar years has been the subject of, or has received notice that it is the subject of, examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(k) Each Cyclone Employee Plan maintained or covering employees outside the United States, and the books and records thereof, is in material compliance with all Applicable Laws of each applicable jurisdiction. Section 4.17(k) of the Cyclone Disclosure Schedule lists each country in which Cyclone or any of its Subsidiaries or affiliates has operations and the approximate number of employees in each such country.

(l) Section 4.17(l) of Cyclone Disclosure Schedule sets forth a true, complete and correct list of (i) all employment agreements with employees of Cyclone or any of its Subsidiaries; (ii) all employees or former employees of Cyclone or any of its Subsidiaries who have executed a non-competition agreement with Cyclone or any of its Subsidiaries; (iii) all severance agreements, programs and policies of Cyclone or any of its Subsidiaries with or relating to its employees, excluding programs and policies required to be maintained by Applicable Law; and (iv) all plans, programs, agreements and other arrangements of Cyclone or any of its Subsidiaries pursuant to which payments (or acceleration of benefits or vesting of options or lapse of repurchase rights) may be required, or may become payable directly or indirectly as a result of or in connection with, the negotiation or consummation of the transactions contemplated by, or the execution of, this Agreement. True, complete and correct copies of each of the foregoing agreements to which any employee of Cyclone is a party have been made available to Hurricane.

(m) There are no pending, reasonably anticipated, or to the Knowledge of Cyclone, threatened claims by or on behalf of any Cyclone Employee Plan, by any employee or beneficiary covered under any such Cyclone Employee Plan, or otherwise involving any such Cyclone Employee Plan (other than claims for benefits in the ordinary course).

(n) Section 4.17(n) of the Cyclone Disclosure Schedule lists each Cyclone Employee Plan or other Contract that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G (determined without regard to Section 280G(b)(4) of the Code) or 162(m) of the Code.

(o) As of May 19, 2007, the enrollment period under the Cyclone ESPP for the offering period beginning June 1, 2007 has ended.

Section 4.18 Labor Relations. From the date of the most recent financial statements included in the Cyclone SEC Documents filed with the SEC through the date hereof, there has not been any adoption, material amendment or termination by Cyclone or any of its Subsidiaries of any collective bargaining or other labor union Contract to which Cyclone or any of its Subsidiaries is a party or by which Cyclone or any of its Subsidiaries is bound. There are no collective bargaining or other labor union Contracts to which Cyclone or any of its Subsidiaries is a party or by which Cyclone or any of its Subsidiaries is bound. As of the date of this Agreement, none of the employees of Cyclone or any of its Subsidiaries are represented by any union with respect to their employment by Cyclone or such Subsidiary. Since January 1, 2004, neither Cyclone nor any of its Subsidiaries has experienced any material labor disputes, union organization attempts or work stoppages, slowdowns or lockouts due to labor disagreements.

Section 4.19 Environmental Matters.

Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect:

(a) Each of Cyclone and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws which compliance includes, but is not limited to, the possession of all Environmental Permits required under applicable Environmental Laws and compliance with the terms and conditions thereof.

(b) There have been no Releases or threatened Releases of Hazardous Materials in, on, under or affecting any properties currently or formerly owned, leased or operated by Cyclone, any of its Subsidiaries or any of its former Subsidiaries.

(c) There is no investigation, suit, claim, action or proceeding pending, or to the Knowledge of Cyclone, threatened against or affecting Cyclone or any of its Subsidiaries relating to or arising under Environmental Laws, and neither Cyclone nor any of its Subsidiaries has received any notice of any such investigation, suit, claim, action or proceeding.

(d) Neither Cyclone nor any of its Subsidiaries has entered into or assumed by Contract or operation of law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws.

(e) To the Knowledge of Cyclone, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action, proceeding, compliance obligation or liability against or affecting Cyclone or any of its Subsidiaries relating to or arising under Environmental Laws.

Section 4.20 Intellectual Property

(a) Section 4.20(a) of the Cyclone Disclosure Schedule sets forth as of the date hereof a true, complete and correct list of all Cyclone Registered Intellectual Property. All of the Cyclone Registered Intellectual Property is owned solely by Cyclone or one of its Subsidiaries. “Registered Intellectual Property” means U.S. and foreign (i) patents and pending patent applications; (ii) trademark registrations (including Internet domain registrations) and pending trademark applications; and (iii) copyright registrations and pending copyright applications. “Cyclone Registered Intellectual Property” means all Registered Intellectual Property owned by Cyclone or any of its Subsidiaries.

(b) Cyclone or one or more of its Subsidiaries owns, is validly licensed or has a valid right to use all of the material Intellectual Property (as defined below) that is used in the business of Cyclone and its Subsidiaries as currently conducted.

(c) The Registered Intellectual Property that is used in and material to the business of Cyclone or any of its Subsidiaries as currently conducted, is, to the Knowledge of Cyclone, subsisting (except with respect to applications), and has not expired or been cancelled, or abandoned.

(d) There is no pending or, to the Knowledge of Cyclone, threatened, and at no time within the three years prior to the date of this Agreement has there been pending any, material suit, arbitration or other adversarial proceeding before any court, government agency or arbitral tribunal or in any jurisdiction alleging that any activities or conduct of Cyclone’s or any of its Subsidiaries’ business infringes or will infringe upon, violate or constitute the unauthorized use of the Intellectual Property of any third party or challenging the ownership, validity, enforceability or registerability of any material Intellectual Property owned by Cyclone or any of its Subsidiaries. Neither Cyclone nor any of its Subsidiaries is a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings which (i) restrict Cyclone’s or any of its Subsidiaries’ rights to use any Intellectual Property owned by and material to the business of Cyclone or any of its Subsidiaries as currently conducted, (ii) restrict the conduct of the business of Cyclone or any of its Subsidiaries as currently conducted in order to accommodate any third party’s Intellectual Property rights, or (iii) permit third parties to use any material Intellectual Property owned by and used in the business of Cyclone or any of its Subsidiaries as currently conducted.

(e) To the Knowledge of Cyclone, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by Cyclone or any of its Subsidiaries that is material to the business of Cyclone and its Subsidiaries as currently conducted, and no Intellectual Property misappropriation, infringement dilution or violation suits, arbitrations or other adversarial proceedings have been brought before any court, government agency or arbitral tribunal against any third party by Cyclone or any of its Subsidiaries which remain unresolved.

(f) Neither Cyclone nor any of its Subsidiaries is in violation of any material license, sublicense, agreement or instrument to which Cyclone or any of its Subsidiaries is party or otherwise bound under which Cyclone or its Subsidiaries derive rights to Intellectual Property that is material to Cyclone’s or its Subsidiaries’ business as currently conducted, nor will the consummation by Cyclone of the transactions contemplated hereby result in any loss or impairment of ownership by Cyclone or any of its Subsidiaries of, or the right of any of them to use, any Intellectual Property that is material to the business of Cyclone and its Subsidiaries as currently conducted, nor, to the Knowledge of Cyclone, require the consent of any Governmental Authority or third party with respect to any such Intellectual Property. Neither Cyclone nor any of its Subsidiaries is a party to any agreement under which a third party would be entitled to receive or expand a license or any other right to any material Intellectual Property of Hurricane or any of Hurricane’s affiliates as a result of the consummation of the transactions contemplated by this Agreement.

(g) For purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, trade names, and internet domain names, together with all goodwill, registrations and applications related to the foregoing; patents and industrial design registrations or applications (including any continuations, divisionals, continuations-in-part, renewals, reissues, re-examinations and applications for any of the foregoing); rights in works of authorship protected by copyright for European Union design registrations; copyrights (including any registrations and applications for any of the foregoing); rights in mask works rights; software (including object and source code); and trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

(h) Cyclone and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Intellectual Property owned by Cyclone or such Subsidiary that is material to the business of Cyclone and its Subsidiaries as currently conducted.

Section 4.21 Tax Treatment. Neither Cyclone nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code (a “368 Reorganization”).

Section 4.22 Broker’s Fees. No broker, finder, investment banker or other person (other than Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc., each of whose brokerage, finder’s or other fees will be paid by Cyclone) is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Cyclone or any of its Subsidiaries. Cyclone has delivered to Hurricane complete and accurate copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

Section 4.23 Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of Cyclone has received the opinion of each of Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc., financial advisors to Cyclone, to the effect that, as of the date of each such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Cyclone Stock, a signed copy of such opinions have been, or will promptly be, delivered to Hurricane.

Section 4.24 Antitakeover Statutes. Cyclone has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from the restrictions on business combinations set forth in Section 203 of Delaware Law, and, accordingly, neither the restrictions on business combinations set forth in such Section nor in any other antitakeover or similar statute or regulation applicable to Cyclone applies or purports to apply to Hurricane or Merger Sub or with respect to or as a result of the Merger or any other transactions contemplated by this Agreement. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws applicable to Cyclone impose restrictions enacted under U.S. state or federal laws that apply to this Agreement or any of the transactions contemplated hereby.

Section 4.25 Rights Agreement. Cyclone has taken all actions necessary to (i) render the Cyclone Rights Agreement inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) ensure that (x) none of Hurricane, MergerSub or any other Subsidiary of Hurricane is an Acquiring Person or an Adverse Person (each as defined in the Rights Agreement) pursuant to the Rights Agreement, (y) a Distribution Date, Adverse Person Event or a Stock Acquisition Date (as such terms are defined in the Rights Agreement) does not occur and (z) the Cyclone Rights to purchase Cyclone Series A Junior Participating Preferred Stock issued under the Rights Agreement do not become exercisable, in the case of clauses (x), (y) and (z), solely by reason of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement and (iii) provide that the Expiration Date (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time.

Section 4.26 Ownership of Hurricane Stock. Neither Cyclone nor any of Cyclone’s “Affiliates” or “Associates” directly or indirectly “owns,” and at all times since May 1, 2004, neither Cyclone nor any of Cyclone’s Affiliates or Associates directly or indirectly has “owned,” beneficially or otherwise, 15% or more of the outstanding Hurricane Stock, as those terms are defined in Section 203 of Delaware Law.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF HURRICANE

Subject in all respects to Section 11.05, except as set forth in the Hurricane Disclosure Schedule or as disclosed in the Hurricane SEC Documents filed on or after December 1, 2006 and before the date of this Agreement, Hurricane represents and warrants that:

Section 5.01 Corporate Existence and Power. Hurricane is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority and possesses all governmental licenses, authorizations, permits, consents and approvals necessary to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except where the failure to have such governmental licenses, authorizations, permits, consents and approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hurricane. Hurricane is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification or license is necessary, except for those jurisdictions where failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hurricane. Hurricane has heretofore made available to Cyclone true and complete copies of the certificate of incorporation and bylaws of Hurricane as currently in effect.

Section 5.02 Corporate Authorization.

(a) The execution, delivery and performance by Hurricane of this Agreement and the consummation by Hurricane of the transactions contemplated hereby are within the corporate powers of Hurricane and, except for the required approval of Hurricane’s stockholders in connection with the consummation of the Merger and the Hurricane Charter Amendment, have been duly authorized by all necessary corporate action on the part of Hurricane. The affirmative vote of the holders of a majority of the outstanding shares of the Hurricane Stock voting to approve the Hurricane Share Issuance and the Hurricane Charter Amendment (collectively, the “Hurricane Stockholder Approval”) is the only vote of the holders of any of Hurricane’s capital stock necessary in connection with the consummation of the transactions contemplated by this Agreement. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a legal, valid and binding agreement of Hurricane, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws relating to creditors’ rights and remedies generally and to general principles of equity.

(b) At a meeting duly called and held, Hurricane’s Board of Directors (which is comprised of directors, all of whom are “Continuing Directors” as defined in Hurricane’s certificate of incorporation) has (i) unanimously determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Hurricane’s stockholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby, (iii) unanimously resolved (subject to Section 8.07) to recommend Hurricane’s stockholders grant the Hurricane Stockholder Approval and (iv) unanimously declared the advisability of and approved the Hurricane Charter Amendment (such recommendation, the “Hurricane Board Recommendation”).

Section 5.03 Governmental Authorization. Neither the execution, delivery and performance by Hurricane of this Agreement, nor the consummation by Hurricane of the transactions contemplated hereby, require any consent, approval, order, license, authorization, expiration or termination of any waiting period, registration, declaration or permit of, or filing with, any Governmental Authority other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Hurricane is qualified to do business, (ii) as may be required for compliance with any applicable requirements of the HSR Act, (iii) as may be required under any foreign antitrust or competition law, (iv) as may be required for compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable U.S. state or federal securities laws, (v) any filings with and approvals of the Nasdaq and (vi) any consents, approvals, orders, licenses, authorizations, registrations, declarations or permits of, or filings which, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Hurricane or would not materially impair the ability of Hurricane to consummate the transactions contemplated by this Agreement.

Section 5.04 Non-contravention. The execution, delivery and performance by Hurricane of this Agreement and the consummation by Hurricane of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Hurricane, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, contravene, require any consent, approval, authorization or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Hurricane or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Hurricane or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Hurricane and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Hurricane or any of its Subsidiaries, except for such contraventions, conflicts, violations and breaches referred to in clause (ii) and for such failures to obtain any such consent, approval, authorization or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect (ignoring, for this purpose only, clause (vi) of that definition) on Hurricane or materially to impair or preclude the ability of Hurricane to consummate the transactions contemplated by this Agreement.

Section 5.05 Capitalization.

(a) The authorized capital stock of Hurricane consists of 90,000,000 shares of Hurricane Stock and 1,622,685 shares of preferred stock, par value $.01 per share (the “Hurricane Preferred Stock”). At the close of business on May 17, 2007, (i) 53,918,407 shares of Hurricane Stock were issued and outstanding (73,147 of such shares of Hurricane Stock are subject to vesting or other forfeiture restrictions or repurchase conditions (shares so subject, “Hurricane Restricted Stock”)), (ii) 90,000 shares of Hurricane Stock were held by Hurricane in its treasury, (iii) 3,987,566 shares of Hurricane Stock were reserved and available for issuance pursuant to the Hurricane Stock Plans, of which 2,931,012 shares of Hurricane Stock were subject to outstanding Hurricane Stock Options, (iv) 84,344 shares of Hurricane Stock were reserved for issuance with respect to outstanding

Hurricane restricted stock units (the “Hurricane Restricted Stock Units”), and (vi) no shares of Hurricane Preferred Stock were issued or outstanding or were held by Hurricane as treasury shares. At the close of business on May 17, 2007, 30,000 shares of Hurricane Preferred Stock designated as Series A Junior Participating Preferred Stock were reserved for issuance in connection with the rights (the “Hurricane Rights”) to be issued pursuant to the Hurricane Rights Agreement. Except as set forth above in this Section 5.05, at the close of business on May 17, 2007, no shares of capital stock or other voting securities or equity interests of Hurricane were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights, “phantom” stock rights, performance units, restricted stock units, rights to receive shares of Hurricane Stock on a deferred basis or other rights (other than Hurricane Restricted Stock and Hurricane Stock Options) that are linked to the value of Hurricane Stock or the value of Hurricane or any part thereof granted under the Hurricane Stock Plans or otherwise (collectively, “Hurricane Stock-Based Awards”), other than the Hurricane Restricted Stock Units.

(b) Section 5.05 of the Hurricane Disclosure Schedule sets forth a complete and accurate list, as of May 17, 2007, of all (i) outstanding options to purchase shares of Hurricane Stock from Hurricane pursuant to the Hurricane Stock Plans or otherwise, the grant dates, vesting schedules (including any acceleration provisions), expiration dates, exercise or base prices (if applicable) and the names of the holders thereof, (ii) outstanding Hurricane Restricted Stock Units and Hurricane Stock-Based Awards, the number of shares of Hurricane Stock (or other stock) subject thereto, the grant dates, vesting schedules (including any acceleration provisions) and the names of the holders thereof and (iii) outstanding shares of Hurricane Restricted Stock, the grant dates, vesting schedules (including any acceleration provisions), repurchase prices (if any) and the names of the holders thereof. The exercise price of each Hurricane Stock Option is no less than the fair market value (as defined in the applicable Hurricane Stock Plan) of a share of Hurricane Stock as determined on the date of grant of such Hurricane Stock Option. Hurricane has made available to Cyclone true, complete and correct copies of all Hurricane Stock Plans and the forms of all stock option, restricted stock, and other award agreements evidencing Hurricane Stock-Based Awards.

(c) All outstanding shares of capital stock of Hurricane are, and all shares which may be issued pursuant to Hurricane Stock Options or Hurricane Stock-Based Awards will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Hurricane having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Hurricane may vote.

(d) Except as set forth above in this Section 5.05 and for changes since March 31, 2007 resulting from the exercise of Hurricane Stock Options outstanding on such date, there are not issued, reserved for issuance or outstanding (i) any shares of capital stock or other voting securities or equity interests of Hurricane, (ii) any securities of Hurricane convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of Hurricane, (iii) any warrants, calls, options or other rights to acquire from Hurricane or any of its Subsidiaries, and no obligation of Hurricane or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Hurricane or (iv) any Hurricane Stock-Based Awards (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the “Hurricane Securities”).

(e) There are no rights or obligations, contingent or otherwise (including rights of first refusal of Hurricane), of Hurricane or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Hurricane Securities or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or other entity. There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which Hurricane or any of its Subsidiaries is a party, or by which it or they are bound, obligating Hurricane or any of its Subsidiaries with respect to any Hurricane Securities. There are no registration rights or other similar agreements, arrangements or understandings to which Hurricane or any of its Subsidiaries is a party, or by which it or they are bound, obligating Hurricane or any of its Subsidiaries with respect to any Hurricane Securities.

Section 5.06 Subsidiaries.

(a) Each Hurricane Subsidiary is an entity duly incorporated or otherwise duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all corporate, limited liability company or comparable powers and authority and possesses all governmental licenses, authorizations, permits, consents and approvals necessary to carry on its business as now conducted, except where the failure to have such governmental licenses, authorizations, permits, consents and approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hurricane. Each such Hurricane Subsidiary is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction where such qualification or license is necessary, except for those jurisdictions where failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hurricane. All Significant Subsidiaries (as defined in Regulation S-X of the 1934 Act) of Hurricane and their respective jurisdictions of incorporation or organization are identified in the Hurricane 10-K.

(b) All of the issued and outstanding capital stock of, or other voting securities or ownership interests in, each Hurricane Subsidiary is owned, directly or indirectly, by Hurricane. All of the issued and outstanding shares of capital stock of, or other voting securities or ownership interests in, each Hurricane Subsidiary owned by Hurricane have been validly issued and are fully paid and nonassessable, and are owned directly or indirectly by Hurricane free and clear of any Lien (other than statutory Liens for Taxes not yet payable) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).

(c) There are no outstanding (i) securities of Hurricane or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities or equity interests of any Subsidiary of Hurricane, (ii) warrants, calls, options or other rights to acquire from Hurricane or any of its Subsidiaries, and no obligation of Hurricane or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of any Subsidiary of Hurricane or (iii) obligations of Hurricane or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Hurricane Subsidiary Securities”).

(d) There are no rights or obligations, contingent or otherwise (including rights of first refusal of Hurricane), of Hurricane or any of the Hurricane Subsidiaries to repurchase, redeem or otherwise acquire any Hurricane Subsidiary Securities or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or other entity. There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which Hurricane or any of its Subsidiaries is a party, or by which it or they are bound, obligating Hurricane or any of its Subsidiaries with respect to any Hurricane Subsidiary Securities. There are no registration rights or other similar agreements, arrangements or understandings to which Hurricane or any of its Subsidiaries is a party, or by which it or they are bound, obligating Hurricane or any of its Subsidiaries with respect to any Hurricane Subsidiary Securities.

Section 5.07 SEC Filings and the Sarbanes-Oxley Act.

(a) Hurricane has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by Hurricane since January 1, 2004 (such documents, together with any documents filed during such period by Hurricane to the SEC on a voluntary basis on Current Reports on Form 8-K, the “Hurricane SEC Documents”). As of their respective filing dates, the Hurricane SEC Documents complied in all material respects with the requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act applicable to such Hurricane SEC Documents.

(b) Each of the financial statements (including the related notes) of Hurricane included in the Hurricane SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, had been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Hurricane and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). None of the Subsidiaries of Hurricane are, or have at any time since January 1, 2004 been, subject to the reporting requirements of Section 13(a) or 15(d) of 1934 Act.

(c) Each of the principal executive officer of Hurricane and the principal financial officer of Hurricane (or each former principal executive officer of Hurricane and each former principal financial officer of Hurricane, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Hurricane SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(d) Hurricane has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the 1934 Act). Such disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Hurricane in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Hurricane’s management as appropriate to allow timely decisions regarding required disclosure.

(e) Hurricane and its Subsidiaries have established and maintained a system of internal controls sufficient to provide reasonable assurance regarding the reliability of Hurricane’s financial reporting and the preparation of Hurricane’s financial statements for external purposes in accordance with GAAP. Hurricane has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Hurricane’s auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of internal controls which would reasonably be expected to adversely affect Hurricane’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(f) There are no outstanding loans or other extensions of credit made by Hurricane or any of the Hurricane Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of Hurricane. Hurricane has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 5.08 Information Supplied. The information supplied by Hurricane for inclusion or incorporation by reference in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Hurricane for inclusion in the Joint Proxy Statement shall not, on the date the Joint Proxy Statement is first mailed to the stockholders of each of Cyclone and Hurricane, at the time of the Cyclone Stockholder Approval, or at the time of the Hurricane Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.08 will not apply to statements or omissions included or incorporated by reference in the Joint Proxy Statement based upon information furnished by Cyclone or any of its representatives specifically for use or incorporation by reference therein.

Section 5.09 Absence of Certain Changes.

(a) Since the Hurricane Balance Sheet Date, there has not been any event, occurrence, development or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Hurricane.

(b) Since the Hurricane Balance Sheet Date through the date of this Agreement, the business of Hurricane and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practices, and there has not been:

(i) any amendment of the certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) of Hurricane or its Subsidiaries;

(ii) any splitting, combination or reclassification of any shares of capital stock of Hurricane or any of its Subsidiaries or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any Hurricane Securities or any Hurricane Subsidiary Securities, except for (A) dividends by any of its Subsidiaries on a pro rata basis to the equity owners thereof, and (B) any such transaction solely by a Hurricane Subsidiary or between Hurricane Subsidiaries;

(iii)(A) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any shares of any Hurricane Securities or Hurricane Subsidiary Securities, other than the issuance of (1) any shares of Hurricane Stock upon the exercise of Hurricane stock options that are outstanding on the date of this Agreement in accordance with the terms of those options on the date of this Agreement, (2) any Hurricane Subsidiary Securities to Hurricane or any Hurricane Subsidiary, (3) Hurricane Securities to satisfy existing contractual obligations under the existing Hurricane compensation and benefit plans listed on Section 5.09(b) of the Hurricane Disclosure Schedule, and (4) Hurricane Securities to officers, directors and employees listed on Section 5.09(b) of the Hurricane Disclosure Schedule, or (B) any amendment of any term of any Hurricane Security or any Hurricane Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(iv) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, by Hurricane or any of its Subsidiaries of any assets, securities, properties, interests or businesses, other than (A) inventories and supplies in the ordinary course of the business of Hurricane and its Subsidiaries in a manner that is consistent with past practices, (B) reasonable capital expenditures in connection with the business of Hurricane in the ordinary course consistent with past practices and (C) such transactions between Hurricane and any of its Subsidiaries or between any Subsidiaries of Hurricane;

(v) any sale, lease or other transfer of, or creation or incurrence of any Lien on, any assets, securities, properties, interests or businesses of Hurricane or any of its Subsidiaries, other than (A) sales of inventory in the ordinary course of business of Hurricane and its Subsidiaries in a manner that is consistent with past practices or between any Hurricane Subsidiaries, (B) sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $5 million individually or $15 million in the aggregate and (C) such transactions between Hurricane and any of its Subsidiaries or between any Subsidiaries of Hurricane;

(vi) the making by Hurricane or any of its Subsidiaries of any loans, advances or capital contributions to, or investments in, any other Person, other than (A) in the ordinary course of business consistent with past practices or (B) between Hurricane and any of its Subsidiaries or between any Subsidiaries of Hurricane;

(vii) the creation, incurrence, assumption or sufferance to exist by Hurricane or any of its Subsidiaries of any indebtedness for borrowed money or guarantees thereof, other than (A) in the ordinary course of business consistent with past practices, or (B) between Hurricane and any of its Subsidiaries or between any Subsidiaries of Hurricane;

(viii) the entering into of any agreement or arrangement that limits or otherwise restricts in any material respect Hurricane or any of its Subsidiaries or any successor thereto or that would be reasonably expected to, after the Effective Time, limit or restrict in any material respect Hurricane, any of its Subsidiaries, the Surviving Corporation or Cyclone, from engaging or competing in any material line of business in which such Person engages in as of the date hereof, in any location or with any Person, other than modifications, renewals or extensions of agreements or arrangements (provided that such modifications, renewals or extensions do not materially increase limitations or restrictions on business);

(ix)(A) the grant or increase of any severance or termination pay or supplemental retirement or post employment benefit to (or amendment of any existing arrangement with) any director or individual with a title of senior vice president (“Hurricane Designated Officer”) of Hurricane or any of its Subsidiaries, (B) any increase in benefits payable under any existing severance or termination pay policies or employment agreements, (C) the entering into of any employment, deferred compensation, consulting, severance, change of control, termination, indemnification or other similar agreement (or amendment of any such existing agreement) with any director or Hurricane Designated Officer of Hurricane or any of its Subsidiaries, (D) the establishment, adoption or amendment (except as required by Applicable Law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director or Hurricane Designated Officer of Hurricane or any of its Subsidiaries or (E) any increase in cash or equity-based compensation, bonus or other benefits payable to any director or Hurricane Designated Officer of Hurricane or any of its Subsidiaries, other than, in the case of each of clauses (A) through (E) above, in the ordinary course of business consistent with past practices or to comply with Section 409A of the Code;

(x) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of Hurricane or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement as of the Hurricane Balance Sheet Date, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(xi) any material recalls, field notifications, field corrections or safety alerts with respect to products manufactured by or on behalf of Hurricane or any of its Subsidiaries;

(xii) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect;

(xiii) any revaluation by Hurricane of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(xiv) any change in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP;

(xv) any material Tax election or any settlement or compromise of any material income Tax liability; or

(xvi) any settlement, or offer or proposal to settle, any litigation, arbitration, proceeding or dispute, in each case, that arises out of the transactions contemplated hereby.

Section 5.10 No Undisclosed Material Liabilities.

(a) There are no liabilities or obligations of Hurricane or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent (as defined under GAAP), absolute, determined, determinable or otherwise, other than:

(i) liabilities or obligations disclosed and provided for in the Hurricane Balance Sheet or in the notes thereto or in the Hurricane SEC Documents filed prior to the date hereof;

(ii) liabilities or obligations incurred in the ordinary course consistent with past practices since the Hurricane Balance Sheet Date; and

(iii) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hurricane.

(b) Neither Hurricane nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among Hurricane or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving Hurricane or any of its Subsidiaries in Hurricane’s consolidated financial statements.

Section 5.11 Contracts. Except as disclosed in the Hurricane SEC Documents as of the date hereof, neither Hurricane nor any of its Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Contract that is of a nature required to be filed as an exhibit to a report or filing under the 1933 Act or the 1934 Act. None of Hurricane, any of its Subsidiaries or, to the Knowledge of Hurricane, any other party thereto is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default by Hurricane or any of its Subsidiaries or, to the Knowledge of Hurricane, any other party thereto under) any Contract to which it is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Neither Hurricane nor any of its Subsidiaries is a party to or otherwise bound by any Contract or covenant restricting Hurricane’s or any of its Subsidiaries’ ability to compete or by any Contract or covenant restricting in any material respect the research, development, distribution, sale, supply, license, marketing or manufacturing of products or services of Hurricane or any of its Subsidiaries.

Section 5.12 Compliance with Laws; Permits.

(a) Except with respect to regulatory compliance, Taxes, Environmental Laws, and ERISA, which are the subjects of Sections 5.13, 5.16, 5.17 and 5.19, respectively, each of Hurricane and its Subsidiaries is in compliance with all Applicable Laws applicable to it, its properties or other assets or its business or operations, except for failures to be in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Each of Hurricane and its Subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as currently conducted, except where the failure to have such Permits individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. Since January 1, 2004, there has occurred no default under, or violation of, any such Permit, except for any such default or violation that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The consummation of the Merger, in and of itself, would not cause the revocation or cancellation of any such Permit that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

Section 5.13 Regulatory Compliance.

(a) As to each Medical Device developed, manufactured, tested, distributed and/or marketed by Hurricane or any of its Subsidiaries, each such Medical Device is being developed, manufactured, tested, distributed and/or marketed in compliance with all applicable requirements under the FDCA and similar Applicable Laws, including those relating to investigational use, premarket clearance or marketing approval to market a Medical Device, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, and in compliance with the Advanced Medical Technology Association Code of Ethics on Interactions with Healthcare Professionals and the American Medical Association’s guidelines on gifts to physicians, except for failures in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Hurricane. Neither Hurricane nor any of its Subsidiaries has received any notice or other communication from the FDA or any other Governmental Authority (A) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any products of Hurricane or any of its Subsidiaries or (B) otherwise alleging any violation applicable to any Medical Device of any Applicable Law, in the case of (A) and (B), that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on Hurricane.

(b) No Medical Device is under consideration by Hurricane or any of its Subsidiaries for recall, withdrawal, suspension, seizure or discontinuance, or has been recalled, withdrawn, suspended, seized or discontinued (other than for commercial or other business reasons) by, Hurricane or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise), in each case since January 1, 2003. No proceedings in the United States or, to the Knowledge of Hurricane, outside of the United States seeking the recall, withdrawal, suspension, seizure or discontinuance of any Medical Device are pending, or, to the Knowledge of Hurricane, threatened against Hurricane or any of its Subsidiaries or any licensee of any Medical Device which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on Hurricane.

(c) As to each Medical Device of Hurricane or any of its Subsidiaries for which a premarket approval application, premarket notification, investigational device exemption or similar state or foreign regulatory application has been approved, Hurricane and its Subsidiaries are in compliance with 21 U.S.C. §§ 360 and 360e or 21 C.F.R. Parts 812 or 814, respectively, and all similar Applicable Laws and all terms and conditions of such licenses or applications, except for any such failure or failures to be in compliance which individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Hurricane. In addition, Hurricane and its Subsidiaries are in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 807 and all similar Applicable Law, except for failures to be in compliance which individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Hurricane.

(d) No article of any Medical Device manufactured and/or distributed by Hurricane or any of its Subsidiaries is (A) adulterated within the meaning of 21 U.S.C. § 351 (or similar Applicable Law), (B) misbranded within the meaning of 21 U.S.C. § 352 (or similar Applicable Law) or (C) a product that is in violation of 21 U.S.C. § 360 or § 360e (or similar Applicable Law), except for failures to be in compliance with the foregoing that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(e) Neither Hurricane nor any of its Subsidiaries is the subject, officially or otherwise, of any pending or, to the Knowledge of Hurricane, threatened investigation by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither Hurricane nor any of its Subsidiaries, nor, to the Knowledge of Hurricane, any officer, employee or agent of Hurricane or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(f) Neither Hurricane nor any of its Subsidiaries, nor, to the Knowledge of Hurricane, any officer, employee or agent of Hurricane or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Applicable Law or authorized by 21 U.S.C. § 335a(b) or any similar Applicable Law. Neither Hurricane nor any of its Subsidiaries, nor, to the Knowledge of Hurricane, any officer, employee or agent of Hurricane or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar Applicable Law.

(g) Since January 1, 2003, neither Hurricane nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Authority has (a) commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any Medical Device, (b) commenced, or threatened to initiate, any action to enjoin production of any Medical Device or (c) commenced, or threatened to initiate, any action to enjoin the production of any Medical Device produced at any facility where any Medical Device is manufactured, tested or packaged, except for any such action that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.

(h) To the Knowledge of Hurricane, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action or proceeding against or affecting Hurricane or any of its Subsidiaries relating to or arising under (a) the FDCA or (b) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services, in each case individually or in the aggregate that has had or would reasonably be expected to have a Material Adverse Effect.

(i) Hurricane and its Subsidiaries are and at all times in the past three years have been in compliance with: (i) the FDCA; (ii) the provisions of the Health Insurance Portability and Accountability Act of 1996 relating to the privacy and security of individually identifiable health information, and all regulations thereunder; (iii) the federal healthcare programs antikickback statute (42 U.S.C. §1320a-7b(b)) and regulations promulgated thereunder; (iv) the federal health care fraud statute (18 U.S.C. §1347); the federal False Claims Act (31 U.S.C. §3729 et seq); and all state antikickback, false claims, and patient privacy laws and regulations, except for failures to be in compliance which individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Hurricane. Neither Hurricane, nor any Subsidiary has received any written notice or other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any legal requirement set forth in this Section 5.13(i), except for violations of, or failures to be in compliance, which individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Hurricane.

(j) Neither Hurricane, nor any Subsidiary, nor any officer, director, or, to the Knowledge of Hurricane, any employee, of Hurricane or a Subsidiary, has been excluded from participation in any Federal health care program (including Medicare or Medicaid) or committed any offense in 42 U.S.C. §1320a-7 that would be the basis for such exclusion.

Section 5.14 Litigation. Except as disclosed in the Hurricane SEC Documents prior to the date of this Agreement, there are no claims, actions, suits, formal or informal investigations, inquiries or proceedings (or any reasonable basis therefor) pending against, or, to the Knowledge of Hurricane, threatened against or affecting, Hurricane, any of its Subsidiaries, any present or former Hurricane Designated Officer or director of Hurricane or any of its Subsidiaries or any Person for whom Hurricane or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by, before or with any Governmental Authority that, if determined or resolved adversely to Hurricane, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Hurricane or that, as of the date of this Agreement, in any manner challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated hereby. There has not been nor are there currently any internal investigations or inquiries being conducted by Hurricane, the Board of Directors (or any committee thereof) of Hurricane or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

Section 5.15 Properties; Liens. Each of Hurricane and its Subsidiaries has valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to all of its real properties and other tangible assets necessary for the conduct of its business as currently conducted, except as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Each of Hurricane and its Subsidiaries has complied with the terms of all leases or subleases to which it is a party and under which it is in occupancy, and all leases to which Hurricane is a party and under which it is in occupancy are in full force and effect, except for such failure to comply or be in full force and effect that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. Neither Hurricane nor any of its Subsidiaries has received any written notice of any event or occurrence that has resulted or could result (with or without the giving of notice, the lapse of time or both) in a default with respect to any lease or sublease to which it is a party, which defaults individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

Section 5.16 Taxes.

(a) Each of Hurricane and its Subsidiaries has filed or has caused to be filed in a timely manner (within any applicable extension period) all Tax Returns required to be filed, and all such Tax Returns are complete and accurate in all respects, except for any failure to file, error or omission that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of Hurricane and its Subsidiaries has paid or caused to be paid (or Hurricane has paid on its behalf) all Taxes due and owing, and the most recent financial statements contained in the Hurricane SEC Documents filed as of the date hereof reflect an adequate reserve (determined in accordance with GAAP) (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by Hurricane and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

(b) No Tax Return of Hurricane or any of its Subsidiaries is, or with respect to income Tax Returns has been within the last five years, under audit or examination by any Taxing Authority, and no written notice has been received by Hurricane or any of its Subsidiaries that any audit, examination or similar proceeding is pending, proposed or asserted with regard to any Taxes or Tax Returns of Hurricane or any of its Subsidiaries. The relevant statute of limitations is closed with respect to the income Tax Returns of Hurricane and each of its Subsidiaries for all years through 2001. There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any material amount of Taxes due and owing by Hurricane or any of its Subsidiaries. Each deficiency resulting from any completed audit or examination relating to Taxes by any Taxing Authority has been timely paid or is being contested in good faith and has been reserved for on the books of Hurricane. There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes of Hurricane or any of its Subsidiaries, nor has any request been made for any such extension, and no currently effective power of attorney (other than powers of attorney authorizing employees of Hurricane or any of its Subsidiaries to act on behalf of Hurricane or any of its Subsidiaries) with respect to any Taxes has been executed or filed with any Taxing Authority.

(c) Except as included in the determination of deferred income Tax or otherwise accrued or reserved for on the financial statements of Hurricane (or the notes thereto) included in the Hurricane SEC Documents filed as of the date hereof, none of Hurricane or any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued (for purposes of the financial statements of Hurricane included in Hurricane’s SEC Documents filed as of the date hereof) in a prior taxable period (or portion of a taxable period) but was not recognized for Tax purposes in any prior taxable period as a result of (A) an open transaction disposition made on or before the Effective Time, (B) a prepaid amount received on or prior to the Effective Time, (C) the installment method of accounting, (D) the completed contract method of accounting, (E) the long-term contract method of accounting, (F) the cash method of accounting or Section 481 of the Code or (G) any comparable provisions of state or local Tax law, domestic or foreign, or for any other reason.

(d) Hurricane and each of its Subsidiaries have complied with all Applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any Federal, state, local or foreign Tax laws) and have, within the time and the manner prescribed by law, withheld from and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under Applicable Laws, except where the failure to comply, withhold or pay would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hurricane.

(e) During the five-year period ending on the date hereof, neither Hurricane nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f) Neither Hurricane nor any of its Subsidiaries joins or has joined, for any taxable period in the filing of any affiliated, aggregated, consolidated, combined or unitary Tax Return other than consolidated Tax Returns for the consolidated group of which Hurricane is the common parent.

(g) Neither Hurricane nor any of its Subsidiaries has entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(h) No written claim has ever been made by any authority in a jurisdiction where neither Hurricane nor any of its Subsidiaries file a Tax Return that Hurricane or any of its Subsidiaries is, or may be, subject to a material amount of Tax by that jurisdiction.

(i) Neither Hurricane nor any of its Subsidiaries is a party to or bound by any Tax Sharing Agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

(j) No “ownership change” (as described in Section 382(g) of the Code) has occurred, or is expected to occur prior to the Effective Time, that would have the effect of limiting the use of “pre-change losses” (as described in Section 382(d) of the Code) of Hurricane and its Subsidiaries following the Effective Time.

(k) No Taxing Authority has asserted in writing any Liens for Taxes with respect to any assets or properties of Hurricane or any of its Subsidiaries, except for statutory liens for Taxes not yet due and payable.

(l) Neither Hurricane nor any of its Subsidiaries (other than any Subsidiary that is a member of Hurricane’s consolidated group for United States federal income Tax purposes) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 5.17 Employee Benefit Plans.

(a) For purposes of this Section 5.17, unless otherwise provided herein, “Hurricane Employee Plans” shall mean all Employee Benefit Plans maintained currently or at anytime in the last six years, or contributed to by Hurricane, any of Hurricane’s Subsidiaries or any of their respective ERISA Affiliates or to which Hurricane, any of Hurricane’s Subsidiaries or any of their respective ERISA Affiliates is obligated to contribute, or under which any of them has or may have any material liability for premiums or benefits. Section 5.17 of the Hurricane Disclosure Schedule sets forth a complete and accurate list of those Hurricane Employee Plans currently in effect.

(b) With respect to each Hurricane Employee Plan, Hurricane has made available to Cyclone complete and accurate copies of (i) such Hurricane Employee Plan (or a written summary of any unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the annual reports (Form 5500) for the three most recent years with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination letter from the Internal Revenue Service, (iv) each trust agreement, group annuity contract, administration and similar material agreements, investment management or investment advisory agreements, (v) the most recent summary plan descriptions and employee handbook, or other similar material employee communications relating to employee benefits matters, and (vi) the most recent financial statements for each Hurricane Employee Plan that is funded.

(c) Each Hurricane Employee Plan has been administered in all material respects in accordance with ERISA, the Code and all other Applicable Laws and in accordance with its terms, and each of Hurricane, Hurricane’s Subsidiaries and their respective ERISA Affiliates have in all material respects met their obligations with respect to each Hurricane Employee Plan and in all material respects have timely made (or timely will make) all required contributions thereto. All filings and reports as to each Hurricane Employee Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been timely submitted. With respect to the Hurricane Employee Plans, no event has occurred, and, to Hurricane’s Knowledge, there exists no condition or set of circumstances in connection with which Cyclone, Hurricane or any of their respective Subsidiaries or any plan participant could be subject to any material liability (including penalties or taxes) under ERISA, the Code or any other Applicable Law, nor will the negotiation or consummation of the transactions contemplated by this Agreement give rise to any such material liability.

(d) With respect to the Hurricane Employee Plans, there are no material benefit obligations for which contributions have not been made or properly accrued and there are no material benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with the requirements of GAAP, on the financial statements of Hurricane. The assets of each Hurricane Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(e) No Hurricane Employee Plan (other than Hurricane Stock Plans) has assets that include securities issued by Hurricane, any of Hurricane’s Subsidiaries or any of their ERISA Affiliates.

(f) All Hurricane Employee Plans that are intended to be a Qualified Plan have received determination, opinion or advisory letters from the Internal Revenue Service to the effect that such Hurricane Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or Hurricane has remaining a period of time under applicable U.S. Department of the Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such Qualified Plan. To the Knowledge of Hurricane, no such determination, opinion or advisory letter has been revoked and revocation has not been threatened, and no such Hurricane Employee Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would reasonably be expected to adversely affect in any material respect its qualification or materially increase its cost. There has been no termination, partial termination or discontinuance of contributions to any Qualified Plan that will result in material liability to Hurricane. Each Hurricane Employee Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies in all material respects the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Closing Date for which testing is required to be completed.

(g) Neither Hurricane, any of Hurricane’s Subsidiaries nor any of their respective ERISA Affiliates has (i) ever maintained a Hurricane Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Hurricane Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(h) To the extent permitted by Applicable Law, each Hurricane Employee Plan (other than Hurricane Stock Plans or an employment, severance, change in control or similar agreement with an individual) is amendable and terminable unilaterally by Hurricane and any of Hurricane’s Subsidiaries party thereto or covered thereby at any time without material liability to Hurricane or any of its Subsidiaries as a result thereof, other than for benefits accrued as of the date of such amendment or termination and routine administrative costs.

(i) Other than as required under Section 601 et seq. of ERISA, none of the Hurricane Employee Plans promises or provides health or other welfare benefits (excluding normal claims for benefits under Hurricane’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any person following retirement or other termination of employment. Section 5.17(i) of the Hurricane Disclosure Schedule lists each Hurricane Employee Plan which provides benefits after termination of employment (other than medical benefits required to be continued under Section 4980B of the Code and part 6 of Subtitle B of Title I of ERISA and normal claims for benefits under Hurricane’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) and the present value of benefits accrued under each such Hurricane Employee Plan are fully funded, fully covered by insurance or reflected on the Hurricane Balance Sheet in accordance with GAAP.

(j) There is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to Hurricane’s Knowledge, threatened, with respect to any Hurricane Employee Plan, other than claims for benefits in the ordinary course. No Hurricane Employee Plan is or within the last three calendar years has been the subject of, or has received notice that it is the subject of, examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(k) Each Hurricane Employee Plan maintained or covering employees outside the United States, and the books and records thereof, is in material compliance with all Applicable Laws of each applicable jurisdiction. Section 5.17(k) of the Hurricane Disclosure Schedule lists each country in which Hurricane or any of its Subsidiaries or affiliates has operations and the approximate number of employees in each such country.

(l) Section 5.17(l) of Hurricane Disclosure Schedule sets forth a true, complete and correct list of (i) all employment agreements with employees of Hurricane or any of its Subsidiaries; (ii) all employees or former employees of Hurricane or any of its Subsidiaries who have executed a non-competition agreement with Hurricane or any of its Subsidiaries; (iii) all severance agreements, programs and policies of Hurricane or any of its Subsidiaries with or relating to its employees, excluding programs and policies required to be maintained by Applicable Law; and (iv) all plans, programs, agreements and other arrangements of Hurricane or any of its Subsidiaries pursuant to which payments (or acceleration of benefits or vesting of options or lapse of repurchase rights) may be required, or may become payable directly or indirectly as a result of or in connection with, the negotiation or consummation of the transactions contemplated by, or the execution of, this Agreement. True, complete and correct copies of each of the foregoing agreements to which any employee of Hurricane is a party have been made available to Cyclone.

(m) There are no pending, reasonably anticipated, or, to the Knowledge of Hurricane, threatened claims by or on behalf of any Hurricane Employee Plan, by any employee or beneficiary covered under any such Hurricane Employee Plan, or otherwise involving any such Hurricane Employee Plan (other than claims for benefits in the ordinary course).

(n) Section 5.17(n) of the Hurricane Disclosure Schedule lists each Hurricane Employee Plan or other Contract that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G (determined without regard to Section 280G(b)(4) of the Code) or 162(m) of the Code.

Section 5.18 Labor Relations. From the date of the most recent financial statements included in the Hurricane SEC Documents filed with the SEC through the date hereof, there has not been any adoption, material amendment or termination by Hurricane or any of its Subsidiaries of any collective bargaining or other labor union Contract to which Hurricane or any of its Subsidiaries is a party or by which Hurricane or any of its Subsidiaries is bound. There are no collective bargaining or other labor union Contracts to which Hurricane or any of its Subsidiaries is a party or by which Hurricane or any of its Subsidiaries is bound. As of the date of this Agreement, none of the employees of Hurricane or any of its Subsidiaries are represented by any union with respect to their employment by Hurricane or such Subsidiary. Since January 1, 2004, neither Hurricane nor any of its Subsidiaries has experienced any material labor disputes, union organization attempts or work stoppages, slowdowns or lockouts due to labor disagreements.

Section 5.19 Environmental Matters.

Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect:

(a) Each of Hurricane and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws which compliance includes, but is not limited to, the possession of all Environmental Permits required under applicable Environmental Laws and compliance with the terms and conditions thereof.

(b) There have been no Releases or threatened Releases of Hazardous Materials in, on, under or affecting any properties currently or formerly owned, leased or operated by Hurricane, any of its Subsidiaries or any of its former Subsidiaries.

(c) There is no investigation, suit, claim, action or proceeding pending, or to the Knowledge of Hurricane, threatened against or affecting Hurricane or any of its Subsidiaries relating to or arising under Environmental Laws, and neither Hurricane nor any of its Subsidiaries has received any notice of any such investigation, suit, claim, action or proceeding.

(d) Neither Hurricane nor any of its Subsidiaries has entered into or assumed by Contract or operation of law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws.

(e) To the Knowledge of Hurricane, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action, proceeding, compliance obligation or liability against or affecting Hurricane or any of its Subsidiaries relating to or arising under Environmental Laws.

Section 5.20 Intellectual Property

(a) Section 5.20(a) of the Hurricane Disclosure Schedule sets forth as of the date hereof a true, complete and correct list of all Hurricane Registered Intellectual Property. All of the Hurricane Registered Intellectual Property is owned solely by Hurricane or one of its Subsidiaries. “Hurricane Registered Intellectual Property” means all Registered Intellectual Property owned by Hurricane or any of its Subsidiaries.

(b) Hurricane or one or more of its Subsidiaries owns, is validly licensed or has a valid right to use all of the material Intellectual Property that is used in the business of Hurricane and its Subsidiaries as currently conducted.

(c) The Registered Intellectual Property that is used in and material to the business of Hurricane or any of its Subsidiaries as currently conducted, is, to the Knowledge of Hurricane, subsisting (except with respect to applications), and has not expired or been cancelled, or abandoned.

(d) There is no pending or, to the Knowledge of Hurricane, threatened, and at no time within the three years prior to the date of this Agreement has there been pending any, material suit, arbitration or other adversarial proceeding before any court, government agency or arbitral tribunal or in any jurisdiction alleging that any activities or conduct of Hurricane’s or any of its Subsidiaries’ business infringes or will infringe upon, violate or constitute the unauthorized use of the material Intellectual Property of any third party or challenging the ownership, validity, enforceability or registerability of any Intellectual Property owned by Hurricane or any of its Subsidiaries. Neither Hurricane nor any of its Subsidiaries is a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings which (i) restrict Hurricane’s or any of its Subsidiaries’ rights to use any Intellectual Property owned by and material to the business of Hurricane or any of its Subsidiaries as currently conducted, (ii) restrict the conduct of the business of Hurricane or any of its Subsidiaries as currently conducted in order to accommodate any third party’s Intellectual Property rights, or (iii) permit third parties to use any Intellectual Property owned by and used in the business of Hurricane or any of its Subsidiaries as currently conducted.

(e) To the Knowledge of Hurricane, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by Hurricane or any of its Subsidiaries that is material to the business of Hurricane and its Subsidiaries as currently conducted, and no Intellectual Property misappropriation, infringement dilution or violation suits, arbitrations or other adversarial proceedings have been brought before any court, government agency or arbitral tribunal against any third party by Hurricane or any of its Subsidiaries which remain unresolved.

(f) Neither Hurricane nor any of its Subsidiaries is in violation of any material license, sublicense, agreement or instrument to which Hurricane or any of its Subsidiaries is party or otherwise bound under which Hurricane or its Subsidiaries derive rights to Intellectual Property that is material to Hurricane’s or its Subsidiaries’ business as currently conducted, nor will the consummation by Hurricane of the transactions contemplated hereby result in any loss or impairment of ownership by Hurricane or any of its Subsidiaries of, or the right of any of them to use, any Intellectual Property that is material to the business of Hurricane and its Subsidiaries as currently conducted, nor, to the Knowledge of Hurricane, require the consent of any Governmental Authority or third party with respect to any such Intellectual Property. Neither Hurricane nor any of its Subsidiaries is a party to any agreement under which a third party would be entitled to receive or expand a license or any other right to any material Intellectual Property of Cyclone or any of Cyclone’s affiliates as a result of the consummation of the transactions contemplated by this Agreement.

(g) Hurricane and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Intellectual Property owned by Hurricane or such Subsidiary that is material to the business of Hurricane and its Subsidiaries as currently conducted.

Section 5.21 Broker’s Fees. No broker, finder, investment banker or other person (other than Goldman, Sachs & Co. and Jefferies & Company, Inc., each of whose brokerage, finder’s or other fees will be paid by Hurricane) is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Hurricane or any of its Subsidiaries. Hurricane has delivered to Cyclone complete and accurate copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

Section 5.22 Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of Hurricane has received the opinion of each of Goldman Sachs & Co. and Jefferies & Company, Inc., financial advisors to Hurricane, to the effect that, as of the date of each such opinion, the Merger Consideration is fair, from a financial point of view, to Hurricane, a signed copy of such opinions have been, or will promptly be, delivered to Cyclone.

Section 5.23 Tax Treatment. Neither Hurricane nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a 368 Reorganization.

Section 5.24 Antitakeover Statutes. Hurricane has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from the restrictions on business combinations set forth in Section 203 of Delaware Law, and, accordingly, neither the restrictions on business combinations set forth in such Section nor in any other antitakeover or similar statute or regulation applicable to Hurricane applies or purports to apply to Cyclone or with respect to or as a result of apply to the Merger or any other transactions contemplated by this Agreement. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws applicable to Hurricane impose restrictions enacted under U.S. state or federal laws that apply to this Agreement or any of the transactions contemplated hereby.

Section 5.25 Rights Agreement. Hurricane has taken all actions necessary to (i) render its Rights Agreement dated September 17, 2002 (the “Hurricane Rights Agreement”) inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, and (ii) ensure that (x) none of Cyclone or any other Subsidiary of Cyclone is an Acquiring Person (as defined in the Hurricane Rights Agreement) pursuant to the Hurricane Rights Agreement, (y) a Distribution Date or a Shares Acquisition Date (as such terms are defined in the Hurricane Rights Agreement) does not occur and (z) the Hurricane Rights to purchase Hurricane Series A Junior Participating Preferred Stock issued under the Rights Agreement do not become exercisable, in the case of clauses (x), (y) and (z), solely by reason of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 5.26 Capital Resources. Hurricane has cash on hand and committed financing that, together, will at the Effective Time be sufficient to pay the aggregate Cash Merger Consideration. Hurricane has made available to Cyclone a copy of the commitment letter, dated as of May 20, 2007, setting forth the terms of the committed financing available to Hurricane in connection with the transactions contemplated by this Agreement (the “Commitment Letter”), which Commitment Letter is in full force and effect. All commitment and other fees required to be paid under the Commitment Letter prior to the date hereof have been paid. To the Knowledge of Hurricane, there is no state of facts existing as of the date of this Agreement that will preclude satisfaction as of the Effective Time of the conditions contemplated by the Commitment Letter.

Section 5.27 Ownership of Cyclone Stock. Neither Hurricane nor any of Hurricane’s “Affiliates” or “Associates” directly or indirectly “owns,” and at all times since May 1, 2004, neither Hurricane nor any of Hurricane’s Affiliates or Associates directly or indirectly has “owned,” beneficially or otherwise, 15% or more of the outstanding Cyclone Stock, as those terms are defined in Section 203 of Delaware Law.

ARTICLE 6

COVENANTS OF CYCLONE

Cyclone agrees that:

Section 6.01 Conduct of Cyclone. From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 10.01, except as expressly contemplated by this Agreement and except as set forth in Section 6.01 of the Cyclone Disclosure Schedule or as consented to in writing by Hurricane, Cyclone shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course and consistent with past practices and use all commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all necessary foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, executive officers and key employees and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as set forth in Section 6.01 of the Cyclone Disclosure Schedule or as consented to in writing by Hurricane (which consent shall not be unreasonably withheld or delayed), Cyclone shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise), except, (i) in the case of Subsidiaries, for ordinary course amendments and (ii) in the case of mergers or consolidations between Cyclone and any of its Subsidiaries or between Cyclone Subsidiaries;

(b) amend the Indenture dated as of March 22, 2004 with respect to the Cyclone Debentures;

(c) split, combine or reclassify any shares of capital stock of Cyclone or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of Cyclone or its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Cyclone Securities or any Cyclone Subsidiary Securities, except for (i) dividends by any of its Subsidiaries on a pro rata basis to the equity owners thereof, and (ii) any such transaction between Cyclone and any of its Subsidiaries or between Cyclone Subsidiaries;

(d)(i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Cyclone Securities or Cyclone Subsidiary Securities, other than the issuance of (A) any shares of Cyclone Stock upon the exercise of Cyclone Stock Options that are outstanding on the date of this Agreement in accordance with the terms of those options on the date of this Agreement, (B) Cyclone Subsidiary Securities to Cyclone or any of its other Subsidiaries, (C) shares of Cyclone Stock pursuant to the terms and conditions of its Employee Stock Purchase Plan in the form in which it exists on the date of this Agreement and (D) Cyclone Securities to officers, directors and employees listed on Section 6.01(d) of the Cyclone Disclosure Schedule or (ii) amend any term of any Cyclone Security or any Cyclone Subsidiary Security (in each case, whether by merger, consolidation or otherwise), other than in each case in connection with a transaction between Cyclone and any of its Subsidiaries or between Cyclone Subsidiaries;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) in the ordinary course of business of Cyclone and its Subsidiaries in a manner that is consistent with past practices, (ii) in a transaction (not including acquisitions of inventory and supplies in the ordinary course) with a purchase price (including assumed indebtedness) that does not exceed $25 million individually or $50 million in the aggregate, (iii) reasonable capital expenditures in connection with the business of Cyclone in the ordinary course and consistent with past practices or (iv) in a transaction between Cyclone and any of its Subsidiaries or between any Cyclone Subsidiaries;

(f) sell, lease or otherwise transfer, or create or incur any Lien on, any of Cyclone’s or its Subsidiaries’ assets, securities, properties, interests or businesses, other than (i) in the ordinary course of business and consistent with past practices or between Cyclone and any of its Subsidiaries or between Cyclone Subsidiaries or (ii) sales of assets (not including sales of inventory in the ordinary course), securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $25 million individually or $50 million in the aggregate;

(g) other than in connection with actions permitted by Section 6.01(e), make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) in the ordinary course of business consistent with past practices or (ii) between Cyclone and any of its Subsidiaries or between any Cyclone Subsidiaries;

(h) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof, other than (i) in the ordinary course of business consistent with past practices, (ii) borrowings under existing lines of credit that do not exceed $25 million for purposes of making periodic Tax payments or (iii) between Cyclone and any of its Subsidiaries or between any Cyclone Subsidiaries;

(i) enter into any agreement or arrangement that limits or otherwise restricts in any material respect Cyclone or any of its Subsidiaries or any successor thereto or that would reasonably be expected to, after the Effective Time, limit or restrict in any material respect Hurricane or any of its Subsidiaries (including the Surviving Corporation or any of its Subsidiaries) from engaging or competing in any material line of business in which such Person or any Party hereto engages in as of the date hereof, in any location or with any Person, other than modifications, renewals or extensions of agreements or arrangements (provided that such modifications, renewals or extensions do not materially increase limitations or restrictions on business);

(j)(i) grant or increase any severance or termination pay or supplemental retirement or post employment benefit to (or amend any existing arrangement with) any director or Cyclone Designated Officer of Cyclone or any of its Subsidiaries, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements, (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director or Cyclone Designated Officer of Cyclone or any of its Subsidiaries, (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director or Cyclone Designated Officer of Cyclone or any of its Subsidiaries (v) grant or award of any compensation, bonus or other benefits payable to any director or Cyclone Designated Officer of Cyclone or any of its Subsidiaries or (vi) enter into or amend any provision of Cyclone’s certificate of incorporation, bylaws or indemnification Contract between any director or Cyclone Designated Officer of Cyclone or any of its Subsidiaries;

(k) change in any material respect Cyclone’s methods of financial accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(l) revalue any of its assets, including the write-down of inventory or write-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(m) adopt or change accounting methods, principles or practices, except insofar as may have been required by a change in GAAP;

(n) adopt or change any material Tax election or any settle or compromise any material income Tax liability;

(o) settle, or offer or propose to settle, any litigation, arbitration, proceeding or dispute, in each case, that arises out of the transactions contemplated hereby;

(p) adopt or change any material method of Tax accounting, other than any such method adopted or changed pursuant to a request made to the applicable Taxing Authority prior to the date hereof or as required by Applicable Law;

(q) fail to use all commercially reasonable efforts to maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date hereof; or

(r) agree or commit to do any of the foregoing.

ARTICLE 7

COVENANTS OF HURRICANE

Hurricane agrees that:

Section 7.01 Conduct of Hurricane. From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 10.01, except as expressly contemplated by this Agreement and except as set forth in Section 7.01 of the Hurricane Disclosure Schedule or as consented to in writing by Cyclone, Hurricane shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course and consistent with past practices and use all commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all necessary foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, executive officers and key employees and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or the Financing contemplated by this Agreement or as set forth in Section 7.01 of the Hurricane Disclosure Schedule or as consented to in writing by Cyclone (which consent shall not be unreasonably withheld or delayed), Hurricane shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise), except, (i) in the case of Subsidiaries, for ordinary course amendments and (ii) in the case of mergers or consolidations between Hurricane and any of its Subsidiaries or between Hurricane Subsidiaries;

(b) split, combine or reclassify any shares of capital stock of Hurricane or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of Hurricane or its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Hurricane Securities or any Hurricane Subsidiary Securities, except for (i) dividends by any of its Subsidiaries on a pro rata basis to the equity owners thereof, and (ii) any such transaction between Hurricane and any of its Subsidiaries or between any Hurricane Subsidiaries;

(c)(i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Hurricane Securities or Hurricane Subsidiary Securities, other than the issuance of (A) any shares of Hurricane Stock upon the exercise of Hurricane Stock Options that are outstanding on the date of this Agreement in accordance with the terms of those options on the date of this Agreement, (B) Hurricane Subsidiary Securities to Hurricane or any of its other Subsidiaries, (C) Hurricane Securities in connection with acquisitions permitted by Section 7.01(d) below and (D) Hurricane Securities to officers, directors and employees in the ordinary course consistent with past practice, provided that any grant or award after the date hereof that is subject to vesting, deferral or service will not be enhanced or accelerated as a result of the transactions contemplated hereby, or (ii) amend any term of any Hurricane Security or any Hurricane Subsidiary Security (in each case, whether by merger, consolidation or otherwise), other than in each case in connection with a transaction between Hurricane and any of its Subsidiaries or between any Hurricane Subsidiaries;

(d) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) in the ordinary course of business of Hurricane and its Subsidiaries in a manner that is consistent with past practices, (ii) in a transaction (not including acquisitions of inventory and supplies in the ordinary course) with a purchase price (including assumed indebtedness) that does not exceed $25 million individually or $50 million in the aggregate, (iii) reasonable capital expenditures in connection with the business of Hurricane in the ordinary course and consistent with past practices, (iv) in a transaction between Hurricane and any of its Subsidiaries or between any Hurricane Subsidiaries or (v) as set forth in Section 7.01(d) of the Hurricane Disclosure Schedule;

(e) sell, lease or otherwise transfer, or create or incur any Lien on, any of Hurricane’s or its Subsidiaries’ assets, securities, properties, interests or businesses, other than (i) in the ordinary course of business and consistent with past practices or between Hurricane and any of its Subsidiaries or between any Hurricane Subsidiaries, (ii) sales of assets (not including sales of inventory in the ordinary course), securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $25 million individually or $50 million in the aggregate, or (iii) as set forth in Section 7.01(e) of the Hurricane Disclosure Schedule;

(f) other than in connection with actions permitted by Section 7.01(d), make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) in the ordinary course of business consistent with past practices or (ii) between Hurricane and any of its Subsidiaries or between any Hurricane Subsidiaries;

(g) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof, other than (i) in the ordinary course of business consistent with past practices, (ii) borrowings under existing lines of credit for purposes of paying any consideration, including, without limitation, earn-outs or deferred payments, in connection with acquisitions completed prior to the date hereof or otherwise permitted pursuant to Section 7.01(d), or (iii) between Hurricane and any of its Subsidiaries or between any Hurricane Subsidiaries;

(h) enter into any agreement or arrangement that limits or otherwise restricts in any material respect Hurricane or any of its Subsidiaries or any successor thereto or that would reasonably be expected to, after the Effective Time, limit or restrict in any material respect Hurricane or any of its Subsidiaries (including the Surviving Corporation or any of its Subsidiaries) from engaging or competing in any material line of business in which such Person or any Party hereto engages in as of the date hereof, in any location or with any Person, other than modifications, renewals or extensions of agreements or arrangements (provided that such modifications, renewals or extensions do not materially increase limitations or restrictions on business);

(i)(i) grant or increase any severance or termination pay or supplemental retirement or post employment benefit to (or amend any existing arrangement with) any director or Hurricane Designated Officer of Hurricane or any of its Subsidiaries, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements, (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director or Hurricane Designated Officer of Hurricane or any of its Subsidiaries, (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director or Hurricane Designated Officer of Hurricane or any of its Subsidiaries (v) grant or award of any compensation, bonus or other benefits payable to any director or Hurricane Designated Officer of Hurricane or any of its Subsidiaries or (vi) enter into or amend any provision of Hurricane’s certificate of incorporation, bylaws or indemnification Contract between any director or Hurricane Designated Officer of Hurricane or any of its Subsidiaries;

(j) change in any material respect Hurricane’s methods of financial accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(k) revalue any of its assets, including the write-down of inventory or write-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(l) adopt or change accounting methods, principles or practices, except insofar as may have been required by a change in GAAP;

(m) adopt or change any material Tax election or any settle or compromise any material income Tax liability;

(n) settle, or offer or propose to settle, any litigation, arbitration, proceeding or dispute, in each case, that arises out of the transactions contemplated hereby;

(o) adopt or change any material method of Tax accounting, other than any such method adopted or changed pursuant to a request made to the applicable Taxing Authority prior to the date hereof or as required by Applicable Law;

(p) fail to use all commercially reasonable efforts to maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date hereof; or

(q) agree or commit to do any of the foregoing.

Section 7.02 Hurricane’s Undertaking in Respect of MergerSub. Hurricane shall cause to be performed when due all obligations of MergerSub under this Agreement.

ARTICLE 8

COVENANTS OF HURRICANE AND CYCLONE

The parties hereto agree that:

Section 8.01 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of Cyclone and Hurricane shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Merger and the other transactions contemplated by this Agreement, including (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (iii) obtaining and maintaining all approvals, consents, waivers, licenses, orders, registrations, permits, authorizations, clearances and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement; provided that the parties hereto understand and agree that in no event shall any party be required by this Section 8.01 or any other provision of this Agreement (i) to enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (ii) to divest or otherwise hold separate (including by establishing a trust or otherwise), or take any other action (or otherwise agree to do any of the foregoing) with respect to any of its Subsidiaries or any of their respective Affiliates’ businesses, assets or properties in any such case in (i) or (ii) that would reasonably be expected to (x) materially and adversely diminish the benefits expected to be derived by the parties on the date of this Agreement from the combination of Hurricane and Cyclone via the Merger (such combined business to be taken as a whole), in such a manner that such party would not have entered into this Agreement in the face of such materially and adversely diminished benefits or (y) otherwise have a Material Adverse Effect after the Effective Time on Hurricane and its Subsidiaries (including the Surviving Corporation), taken as a whole, ignoring for this purpose only clause (vi) of the definition of Material Adverse Effect insofar as it relates to the matters under consideration with respect to the applicable provision of this Agreement (as described in this clause (y), a “Regulatory Material Adverse Effect”).

(b) In furtherance and not in limitation of the foregoing, each of Hurricane and Cyclone shall make an appropriate filing of a Notification and Report Form (“HSR Filing”) pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Each party shall cooperate with the other party to the extent necessary to assist the other party in the preparation of its HSR Filing, to request early termination of the waiting period required by the HSR Act and, if requested, to promptly amend or furnish additional information thereunder. No party shall voluntarily extend any waiting period under the HSR Act and/or enter into any agreement with a Governmental Authority to delay or not to consummate the Merger or any of the other transactions contemplated by this Agreement except with the prior written consent of the other party (such consent not to be unreasonably withheld, delayed or conditioned and which reasonableness shall be determined in light of each party’s obligation to do all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement). If any objections are asserted with respect to the Merger or this Agreement under any applicable antitrust or competition law, or if any suit or proceeding is instituted by any Governmental Authority or any other person challenging the Merger or this Agreement as violative of any applicable antitrust or competition law, the parties shall use their commercially reasonable efforts to resolve such objections, suit or proceeding.

Section 8.02 Certain Filings.

(a) As soon as practicable following the date of this Agreement, Hurricane and Cyclone shall jointly prepare and file with the SEC the Joint Proxy Statement, and Hurricane shall prepare and file with the SEC the Registration Statement (in which the Joint Proxy Statement will be included). Each of Hurricane and Cyclone shall use all commercially reasonable efforts to have the Registration Statement declared effective under the 1933 Act as promptly as practicable after the filing thereof and to keep the Registration Statement effective as long as is necessary to consummate the Merger.

(b) Each of Cyclone and Hurricane shall provide the other parties and their respective counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Joint Proxy Statement or the Registration Statement, as applicable, promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments.

(c) No amendment or supplement to the Joint Proxy Statement or the Registration Statement will be made by Hurricane or Cyclone without the approval of the other parties hereto, which approval shall not be unreasonably withheld or delayed. Each party will advise the other parties, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Hurricane Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement. If, at any time prior to the Effective Time, Hurricane or Cyclone discovers any information relating to any party, or any of their respective Affiliates, officers or directors, that should be set forth in an amendment or supplement to the Joint Proxy Statement or the Registration Statement, so that none of those documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements in any such document, in light of the circumstances under which they were made, not misleading, the party that discovers that information shall promptly notify the other party and an appropriate amendment or supplement describing that information shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the stockholders of Hurricane and Cyclone.

(d) Hurricane and Cyclone shall cooperate with one another in (i) determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from any Governmental Authority, in connection with the consummation of the transactions contemplated by this Agreement, (ii) seeking any of those actions, consents, approvals or waivers or making any of those filings, furnishing information required in connection therewith and seeking promptly to obtain any of those actions, consents, approvals or waivers and (iii) setting a mutually acceptable date for the Hurricane Stockholder Meeting and Cyclone Stockholder Meeting, so as to enable them to occur, to the extent practicable, on the same date. Each party shall permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority and to the extent permitted by the applicable Governmental Authority, give the other party the opportunity to attend and participate in those meetings and conferences, in each case in connection with the transactions contemplated by this Agreement.

Section 8.03 Public Announcements.

(a) Cyclone and Hurricane shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated by this Agreement and, except as may be required by Applicable Law, order of a court of competent jurisdiction or any listing agreement with or rule of any regulatory body, national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before that consultation. The initial press release of the parties shall be a joint press release of Hurricane and Cyclone in the form that is mutually agreed.

(b) Before any Merger Communication of Hurricane, Cyclone or any of their respective “participants” (as defined in Rule 165 of the 1933 Act or Item 4 of Schedule 14A of the 1934 Act) is (i) disseminated to any investor, analyst, member of the media, employee, client, customer or other third-party or otherwise made accessible on the website of Hurricane, Cyclone or any such participant, as applicable (whether in written, video or oral form via webcast, hyperlink or otherwise), or (ii) utilized by any executive officer, key employee or advisor of Hurricane, Cyclone or any such participant, as applicable, as a script in discussions or meetings with any such third parties, Hurricane or Cyclone, as the case may be, shall (or shall cause any such participant to) cooperate in good faith with respect to any such Merger Communication for purposes of, among other things, determining whether that communication (x) is required to be filed under Rules 165 and 425 of the 1933 Act or

(y) constitutes “soliciting material” that is required to be filed by Rule 14a-6(b) or Rule 14a-12(b) of the 1934 Act, as applicable. Hurricane, MergerSub or Cyclone, as applicable, shall (or shall cause any such participant to) give reasonable and good faith consideration to any comments made by the other such party or parties and their counsel on any such Merger Communication. For purposes of the foregoing, the term “Merger Communication” shall mean, with respect to any Person, any document or other written communication prepared by or on behalf of that Person, or any document or other material or information posted or made accessible on the website of that Person (whether in written, video or oral form via webcast, hyperlink or otherwise), that is related to any of the transactions contemplated by this Agreement and, if reviewed by a relevant stockholder, could reasonably be deemed to constitute either (x) an offer to sell such stock or a solicitation of an offer to buy Hurricane Stock or (y) a “solicitation” of “proxies” (in each case, as defined in Rule 14a-1 of the 1934 Act) in favor of the Merger.

Section 8.04 Stockholder Meetings.

(a) Cyclone shall use all commercially reasonable efforts in accordance with and subject to Delaware Law, its certificate of incorporation and bylaws and the rules of Nasdaq to cause a meeting of its stockholders (the “Cyclone Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 8.07, the Joint Proxy Statement shall contain the recommendation of the Board of Directors of Cyclone that Cyclone’s stockholders approve and adopt this Agreement and the Merger (the “Cyclone Recommendation”). In connection with the Cyclone Stockholder Meeting, Cyclone shall (i) mail the Joint Proxy Statement and all other proxy materials for such meeting to its stockholders as promptly as practicable after the Registration Statement is declared effective under the 1933 Act, (ii) use all commercially reasonable efforts to obtain Cyclone Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting. Without limiting the generality of the foregoing, unless this Agreement is otherwise terminated in accordance with the terms hereof, this Agreement and the Merger shall be submitted to Cyclone’s stockholders at the Cyclone Stockholder Meeting whether or not (x) Cyclone’s Board of Directors shall have effected an Adverse Recommendation Change or (y) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to Cyclone or any of its advisors.

(b) Hurricane shall use all commercially reasonable efforts in accordance with and subject to Delaware Law, its certificate of incorporation and bylaws and the rules of Nasdaq to cause a meeting of its stockholders (the “Hurricane Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of securing the Hurricane Stockholder Approval. Subject to Section 8.07, the Joint Proxy Statement shall contain the recommendation of the Board of Directors of Hurricane that Hurricane’s stockholders approve the Hurricane Share Issuance and the Hurricane Charter Amendment (the “Hurricane Recommendation”). In connection with the Hurricane Stockholder Meeting, Hurricane shall (i) mail the Joint Proxy Statement and all other proxy materials for such meeting to its stockholders as promptly as practicable after the Registration Statement is declared effective under the 1933 Act, (ii) use all commercially reasonable efforts to obtain Hurricane Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting. Without limiting the generality of the foregoing, unless this Agreement is otherwise terminated in accordance with the terms hereof, the Hurricane Share Issuance and the Hurricane Charter Amendment shall be submitted to Hurricane’s stockholders at the Hurricane Stockholder Meeting whether or not (x) Hurricane’s Board of Directors shall have effected an Adverse Recommendation Change or (y) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to Hurricane or any of its advisors.

Section 8.05 Director and Officer Liability. Hurricane shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) Hurricane shall cause the Surviving Corporation to assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of Cyclone (or its Subsidiaries) (each an “Indemnified Person”) as provided under Cyclone’s certificate of incorporation, bylaws or any indemnification Contract between such directors or officers and Cyclone (in each case, as in effect on the date hereof), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) For six years after the Effective Time, Hurricane shall, or shall cause the Surviving Corporation to, provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by Cyclone’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that Hurricane or the Surviving Corporation, as the case may be, may (i) substitute therefor policies of Hurricane or the Surviving Corporation, as the case may be, containing terms with respect to coverage (including as coverage relates to deductibles and exclusions) and amounts no less favorable to such directors and officers or (ii) request that Cyclone obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); provided, further, that, in satisfying its obligation under this Section 8.05(b), neither Hurricane nor the Surviving Corporation shall be obligated to pay an aggregate annual premium in excess of the amounts described on Section 8.05(b) of the Hurricane Disclosure Schedule. It is understood and agreed that in the event such coverage cannot be obtained for such amount or less in the aggregate, Hurricane or the Surviving Corporation, as the case may be, shall only be obligated to provide such coverage as may be obtained for such aggregate amount. In lieu of the foregoing, Cyclone may obtain prepaid policies prior to the Effective Time, which policies may provide the Indemnified Persons with coverage of equivalent amount and on no more favorable terms than are provided by Cyclone’s current policy in effect on the date hereof for an aggregate period of at least six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in connection with the approval of this Agreement and the transactions contemplated hereby. If such prepaid policies have been obtained prior to the Effective Time, Hurricane and the Surviving Corporation shall be relieved of all further obligations under this Section 8.05(b); provided, that Hurricane and the Surviving Corporation shall maintain such policies in full force and effect, and continue to honor their obligations thereunder.

(c) Notwithstanding anything herein to the contrary and to the maximum extent permitted by Applicable Law, if any claim, action, suit, proceeding or investigation is made or brought against any Indemnified Person on or prior to the date that is the sixth anniversary of the Effective Time, the provisions of this Section 8.05 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(d) If Hurricane, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Hurricane or such Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.05.

(e) The provisions of this Section 8.05 (i) are intended to be for the benefit of, and will be enforceable by, each Indemnified Person, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

Section 8.06 Stock Exchange Listing. Hurricane shall use its all commercially reasonable efforts to cause the shares of Hurricane Stock to be issued in connection with the Merger to be listed on Nasdaq, subject to official notice of issuance.

Section 8.07 No Solicitation; Other Offers.

(a) General Prohibitions. Subject to the remainder of this Section 8.07, neither Cyclone nor Hurricane (either, a “No-Shop Party”) shall, and no such No-Shop Party shall authorize or permit any of its respective

Subsidiaries or any of their respective officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations with, furnish any information relating to that No-Shop Party or any of its Subsidiaries or afford access to the business, properties, assets, books or records of that No-Shop Party or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, knowingly facilitate or knowingly encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) make an Adverse Recommendation Change, (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of that No-Shop Party or any of its Subsidiaries, (v) enter into any agreement in principle, letter of intent, term sheet or other similar instrument relating to an Acquisition Proposal (other than a confidentiality agreement of the sort and in the circumstances described in Section 8.07(b)) or (vi) propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

(b) Exception to Permit Discussions and/or Due Diligence. Notwithstanding the foregoing, the Board of Directors of a No-Shop Party, directly or indirectly through advisors, agents or other intermediaries, may, prior to Hurricane Stockholder Approval (in the case of Hurricane) or Cyclone Stockholder Approval (in the case of Cyclone), (i) engage in negotiations or discussions with any Third Party that, subject to such No-Shop Party’s compliance with Section 8.07(a), has made an unsolicited bona fide written Acquisition Proposal that such No-Shop Party’s Board of Directors has determined in good faith (after consultation with its outside legal counsel and financial advisors of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Proposal (a “Takeover Response”) and (ii) after making such determination furnish to such Third Party non-public information relating to that No-Shop Party or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to that No-Shop Party than those contained in the Confidentiality Agreement dated April 5, 2007 between Cyclone and Hurricane (the “Confidentiality Agreement”) (a copy of which shall be provided for informational purposes only to the other party), but in each case referred to in the foregoing clauses (i) and (ii) only if the Board of Directors of that No-Shop Party determines in good faith by a majority vote, after considering advice from outside legal counsel to that No-Shop Party, that failing to take that action would be inconsistent with its fiduciary duties under Applicable Law.

(c) Required Notices. The Board of Directors of a No-Shop Party shall not take any of the actions referred to in clauses (i) and (ii) of the preceding subsection unless that No-Shop Party shall have delivered to the other Party a prior written notice advising such other party that it intends to take such action. In addition, a No-Shop Party shall notify the other Party promptly (but in no event later than 24 hours) after receipt by that No-Shop Party, or any of its advisors) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or of any request for information relating to such No-Shop Party or any of its Subsidiaries or for access to the business, properties, assets, books or records of such No-Shop Party or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal. Such No-Shop Party shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. A No-Shop Party shall keep the other Party reasonably informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request.

(d) Ability to Change Recommendation.

(A) Notwithstanding anything in this Agreement to the contrary, a No-Shop Party and its Board of Directors shall be permitted, other than in response to an Acquisition Proposal, to effect an Adverse Recommendation Change if (i) such No-Shop Party shall not have received the Cyclone Stockholder Approval (in the case of Cyclone) or the Hurricane Stockholder Approval (in the case of Hurricane) and (ii) in response to a material development or change in circumstances occurring or arising after the date hereof that was not known to the Board of Directors of the No-Shop Party as of or prior to the date hereof (which change or development does not relate to an Acquisition Proposal and which change or development is not, and does not result from, a change in the market price of the common stock of the other party primarily as a result of the announcement of the transactions contemplated hereby) (such material development or change in circumstances, an “Intervening Event”), the Board of Directors of such No-Shop Party has determined in good faith (after consultation with, and taking into account the advice of, its outside legal counsel) that, in light of such Intervening Event, the failure of the Board of Directors of such No-Shop Party to effect such an Adverse Recommendation Change would result in a breach of its fiduciary duties under Applicable Law; provided that, the Board of Directors of a No-Shop Party shall nevertheless not make such an Adverse Recommendation Change pursuant to this sentence unless (x) such No-Shop Party promptly notifies the other party, in writing, at least three (3) Business Days before taking that action (unless the Intervening Event arises fewer than six (6) Business Days prior to the Hurricane Stockholders’ Meeting or Cyclone Stockholders Meeting, as the case may be) advising the other party that the Board of Directors of the No-Shop Party intends to take such action and specifying the reasons therefor in reasonable detail and (y) during such three (3) Business Day period, if requested by the other party, engaged in good faith negotiations with such party to amend this Agreement in such a manner that obviates the need for a Adverse Recommendation Change as a result of the Intervening Event.

(B) Notwithstanding anything in this Agreement to the contrary (but subject to the following sentence), in response to an Acquisition Proposal from a Third Party, a No-Shop Party and its Board of Directors shall be permitted to effect an Adverse Recommendation Change and, subject to compliance with the provisions of Section 11.04, immediately terminate this Agreement in accordance with Section 10.01 if (i) such No-Shop Party shall not have received the Cyclone Stockholder Approval (in the case of Cyclone) or the Hurricane Stockholder Approval (in the case of Hurricane), (ii) it has received an unsolicited bona fide written Acquisition Proposal from a Third Party, (iii) its Board of Directors has determined in good faith (after consultation with its outside legal counsel and financial advisors of a nationally recognized reputation and taking into account any adjustments to the terms and conditions of this Agreement proposed by the other party in response to the notice contemplated by the next sentence) that such Acquisition Proposal constitutes a Superior Proposal and (iv) its Board of Directors, after consultation with its outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law. However, the Board of Directors of a No-Shop Party shall nevertheless not make such an Adverse Recommendation Change or terminate this Agreement in accordance with the foregoing, unless, (x) such No-Shop Party promptly notifies the other party, in writing at least three (3) Business Days before taking that action, of its intention to make an Adverse Recommendation Change (such notice, a “Notice of Superior Proposal”) and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors of the No-Shop Party and the identity of the person making the proposal (it being understood and agreed that any amendment to the financial terms or any material amendment to any other material term of any such Superior Proposal shall require a new Notice of Superior Proposal and a new three (3) Business Day period), (y) during such three (3) Business Day period, if requested by the other party, engaged in good faith negotiations with such party to amend this Agreement in such a manner than any Acquisition Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal; and (z) at the end of such three (3) Business Day period, determined that such Acquisition Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the financial terms of this Agreement proposed by the other party following a Notice of Superior Proposal, as a result of the negotiations between the No-Shop Party and the other party pursuant to clause (y) or otherwise).

(C) Any Adverse Recommendation Change shall not change the approval of this Agreement, or any other approval of the Board of Directors of Cyclone or Hurricane, as the case may be, including in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Merger.

(e) Obligation to Terminate Existing Discussions. Each No-Shop Party shall, and shall cause its Subsidiaries and the advisors, employees and other agents of such No-Shop Party to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use all commercially reasonable efforts to cause any such Third Party (or its agents or advisors) in possession of confidential information about that No-Shop Party that was furnished by or on behalf of that No-Shop Party to return or destroy all such information.

(f) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal (which definition shall be read, for this purpose, without the word “inquiry” in clause (i) and (ii) thereof) for at least a majority of the outstanding shares of Cyclone Stock or Hurricane Stock (as the case may be) or a sale or purchase of all or substantially all the assets of Cyclone or Hurricane (as the case may be) on terms that the Board of Directors of a No-Shop Party determines in good faith by a majority vote, after consultation with its legal advisor and financial advisors of nationally recognized reputation and taking into account such matters deemed relevant in good faith by such Board of Directors, including among other things, all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions, conditions to consummation and long-term strategic considerations, are more favorable from a financial point of view to the stockholders of such No-Shop Party than the Merger and for which (x) financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available and (y) such proposed transaction is reasonably capable of being completed on the terms set forth in the Acquisition Proposal, each as determined by the Board of Directors of that No-Shop Party.

(g) Nothing contained in this Section 8.07 shall prohibit a No-Shop Party from (x) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the 1934 Act or making a statement required under Rule 14a-9 under the 1934 Act or (y) making any disclosure of factual matters to the stockholders of the Company if, in the good faith judgment of the Board of Directors of such No-Shop Party (after consultation with its outside legal counsel) it is required to disclose in order to not breach its fiduciary duties to such No-Shop Party’s stockholders under Applicable Law; provided, however that (i) compliance with such rules shall in no way limit or modify the effect that any such action pursuant to such rules has under this Agreement and (ii) in no event shall such No-Shop Party or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 8.07(a), (b), (c) or (d).

Section 8.08 Accountant’s Letters.

(a) Hurricane shall use commercially reasonable efforts to cause to be delivered to Cyclone two letters from Hurricane’s independent public accountants, one dated approximately the date on which the Registration Statement shall become effective and one dated a date within two Business Days of the Closing Date, each addressed to Hurricane and Cyclone, in form reasonably satisfactory to Cyclone and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

(b) Cyclone shall use commercially reasonable efforts to cause to be delivered to Hurricane two letters from Cyclone’s independent public accountants, one dated approximately the date on which the Registration Statement shall become effective and one dated a date within two Business Days of the Closing Date, each addressed to Cyclone and Hurricane, in form reasonably satisfactory to Hurricane and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

Section 8.09 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Cyclone or MergerSub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Cyclone or MergerSub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Cyclone acquired or to be acquired by such Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.10 Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, Cyclone and Hurricane shall (i) give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access (including for the purpose of coordinating integration planning activities and transition planning with the employees of Cyclone and its Subsidiaries) during normal business hours and upon reasonable notice to the offices, properties, books and records of such party, (ii) furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the other party in its investigation. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder. Notwithstanding the foregoing, none of the parties shall be required to provide access to or to disclose information to another party where such access or disclosure would jeopardize the attorney-client or other legal privilege of the disclosing party or contravene any Applicable Law or binding agreement entered into prior to the date of this Agreement (provided that the parties shall use commercially reasonable efforts to provide such information or access in a manner that does not cause such prohibition or violation).

Section 8.11 Notices of Certain Events. Each party shall promptly notify the others of:

(a) any material notice or other material communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, which consent would be material to Hurricane and its Subsidiaries taken as a whole after giving effect to the Merger;

(b) any material notice or other material communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Cyclone or any of its Subsidiaries or Hurricane and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any of such party’s representations or warranties, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement;

(d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that would reasonably be expected to cause any condition set forth in Article 9 not to be satisfied; and

(e) any failure of that party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder that would reasonably be expected to cause any condition set forth in Article 9 not to be satisfied;

provided that the delivery of any notice pursuant to this Section 8.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 8.12 Tax Treatment. Hurricane and Cyclone intend the Merger to qualify as a reorganization under Section 368(a) of the Code and the parties hereby adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3T(a). Each of Hurricane and Cyclone, and each of their respective affiliates shall use their best efforts to cause the Merger to so qualify and to obtain the opinions of Hogan & Hartson LLP, counsel to Cyclone, and Brown Rudnick Berlack Israels LLP, counsel to Hurricane referred to in Sections 9.02(d) and 9.03(c) of this Agreement. For purposes of the Tax opinions described in Sections 9.02(d) and 9.03(c) of this Agreement, each of Hurricane and Cyclone shall use their best efforts to provide representation letters substantially in the form of Exhibits E and F hereto (together with such amendments or additions to the representations as counsel may reasonably request), each dated on or about the date the Registration Statement shall become effective, and subsequently, on the Closing Date. Each of

Hurricane, MergerSub and Cyclone and each of their respective affiliates shall use their best efforts not to take any action, or fail to take any action, or cause any action to be taken or not taken, or suffer to exist any condition, which action or failure to take action or condition would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 8.13 Affiliates. Cyclone shall deliver to Hurricane a letter identifying all known Persons who may be deemed affiliates of Cyclone under Rule 145 of the 1933 Act, and thereafter Cyclone shall use all commercially reasonable efforts to obtain a written agreement from each Person who may be so deemed as soon as practicable and, in any event, at least 30 days prior to the Effective Time, in a customary form to be agreed by the parties for purposes of Rule 145 of the 1933 Act (each, an “Affiliate Agreement”).

Section 8.14 Section 16 Matters. Prior to the Effective Time, each party shall take all such steps as may be required to cause any dispositions of Cyclone Stock (including derivative securities with respect to Cyclone Stock) or acquisitions of Hurricane Stock (including derivative securities with respect to Hurricane Stock) resulting from the transactions contemplated by Article 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to Cyclone will become subject to such reporting requirements with respect to Hurricane, to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.15 Voting of Shares. Hurricane shall vote all shares of Cyclone Stock beneficially owned by it or any of its Subsidiaries as of the record date for the Cyclone Stockholder Meeting in favor of adoption of this Agreement. Cyclone shall vote all shares of Hurricane Stock beneficially owned by it or any of its Subsidiaries as of the record date for the Hurricane Stockholder Meeting in favor of the Hurricane Share Issuance and the Hurricane Charter Amendment.

Section 8.16 Certain Corporate Governance and Other Matters.

(a) Charter and Bylaws of Hurricane. Subject to receipt of the Hurricane Stockholder Approval, Hurricane shall take all actions necessary to cause (i) the Hurricane Charter Amendment to become effective at the Effective Time (Hurricane’s certificate of incorporation, as so amended, the “Amended Hurricane Charter”) and (ii) the bylaws of Hurricane at the Effective Time to be in the form of Exhibit G (the “New Hurricane Bylaws”).

(b) Headquarters and Name. The parties expect that at the Effective Time (i) the location of the headquarters and principal executive officers of Hurricane shall be 35 Crosby Drive, Bedford, MA, and (ii) as set forth in the New Hurricane Charter, the name of Hurricane shall be “Hologic, Inc.”

(c) Chairman; Chairman Emeritus and CEO of Hurricane. Mr. John W. Cumming, current Chairman and Chief Executive Officer of Hurricane shall be the Chief Executive Officer of Hurricane at the Effective Time. Mr. Patrick J. Sullivan, current Chairman, Chief Executive Officer and President of Cyclone, shall serve as Chairman of the Board of Directors of Hurricane at the Effective Time. Dr. Jay A. Stein, current Chairman Emeritus, director and Chief Technical Officer of Hurricane, shall serve as Chairman Emeritus and Chief Technical Officer of Hurricane and shall have such rights as set forth in the New Hurricane Bylaws.

(d) Board of Directors and Committees of Board of Directors of Hurricane. On or prior to the Effective Time, the Board of Directors of Hurricane shall cause the number of directors that will comprise the full Board of Directors of Hurricane at the Effective Time to be eleven (11). As of the Effective Time, the directors of Hurricane shall consist of (i) six (6) Continuing Hurricane Directors, consisting of four (4) persons designated by the Continuing Hurricane Directors, each of whom shall be “independent” (as defined under applicable Nasdaq listing standards) and two persons who are not independent and are set forth on Section 8.16(d) of the Hurricane Disclosure Schedule, and (ii) five (5) Continuing Cyclone Directors, consisting of three (3) persons designated by the Continuing Cyclone Directors, each of whom shall be independent (as defined under applicable Nasdaq listing standards) and two persons who are not independent and are set forth on Section 8.16(d) of the Cyclone

Disclosure Schedule. From the Effective Time until immediately prior to the annual meeting of stockholders to be held in 2009 (the “2009 Annual Meeting”) (i) all vacancies on the Board of Directors of Hurricane created by the cessation of service of a Continuing Hurricane Director who is an independent director shall be filled by a nominee proposed to the Nominating and Corporate Governance Committee of the Board of Directors by a majority of the remaining Continuing Hurricane Directors; (ii) all vacancies on the Board of Directors of Hurricane created by the cessation of service of a Continuing Cyclone Director who is an independent director shall be filled by a nominee proposed to the Nominating and Corporate Governance Committee of the Board of Directors by a majority of the remaining Continuing Cyclone Directors, and (iii) all remaining vacancies on the Board of Directors of Hurricane created by the cessation of service of any other Continuing Hurricane Director or Continuing Cyclone Director shall be filled by a nominee proposed and selected by the Nominating and Corporate Governance Committee of the Board of Directors of Hurricane. The terms “Continuing Hurricane Directors” and “Continuing Cyclone Directors” shall for purposes of this Section 8.16 mean, respectively, the directors of Hurricane or Cyclone, as the case may be, as of the Effective Time who were selected to be directors of Hurricane as of the Effective Time by Hurricane or Cyclone, as the case may be, prior to the Effective Time, and any additional directors of Hurricane who take office after the Effective Time who are nominated, or proposed to the Nominating and Corporate Governance Committee of the Board of Directors, by a majority of the Continuing Hurricane Directors or the Continuing Cyclone Directors, as the case may be under clauses (i) or (ii) above. Any Continuing Hurricane Director or Continuing Cyclone Director who is then serving as a Hurricane director shall be nominated by the Nominating and Corporate Governance Committee of the Board of Directors of Hurricane for election as a Hurricane Director at Hurricane’s annual meeting of stockholders to be held in 2008, subject to the fiduciary duties of the members of the Nominating and Corporate Governance Committee. For the 2009 Annual Meeting and thereafter, the nominations for persons to serve on the Board of Directors of Hurricane shall be determined by the Nominating and Corporate Governance Committee of the Board of Directors of Hurricane. Prior to the 2009 Annual Meeting, any amendment of or change to Hurricane’s by-law provision relating to the foregoing terms of this Section 8.16(d) shall require the affirmative vote of at least 75% of the full Board of Directors of Hurricane. The composition of the committees of the Board of Directors of Hurricane at the Effective Time shall be as specified on Exhibit H.

(e) Continuing Director Designation. Hurricane shall take all actions necessary to ensure that each Continuing Cyclone Director and each Continuing Hurricane Director is deemed to be a “Continuing Director” as such term is defined in the Amended Hurricane Charter.

Section 8.17 Control of Operations. Notwithstanding anything in this Agreement that may be deemed to the contrary, nothing in this Agreement shall, directly or indirectly, give any party control over any other party’s operations, business or decision-making before the Effective Time, and control over all such matters shall remain in the hands of the relevant party, subject to the terms and conditions of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, no consent of any party will be required with respect to any matter set forth in the Agreement to the extent the requirement of such consent would violate Applicable Law.

Section 8.18 Employee Matters.

(a) From and after the Effective Time, the Cyclone Employee Plans and the Hurricane Employee Plans in effect at the Effective Time will remain in effect (except as provided in Section 2.06) with respect to employees and former employees of Cyclone or Hurricane and their Subsidiaries, as applicable, and the dependents of such employees covered by such plans at the Effective Time (the “Covered Employees”), until such time as Hurricane otherwise determines, subject to Applicable Law, the terms of such plans and this Section 8.18. Prior to the Effective Time, Hurricane and Cyclone acting in good faith will cooperate in reviewing, evaluating and analyzing the Cyclone Employee Plans and the Hurricane Employee Plans with a view towards developing appropriate employee benefit and compensation plans, programs and arrangements for Covered Employees after the Effective Time which, among other things, (i) will treat similarly situated Covered Employees on a substantially equivalent basis, taking into account all relevant factors, including duties, responsibilities, geographic location, tenure, and qualifications and (ii) will not discriminate between Covered Employees who at the Effective Time are covered by Cyclone Employee Plans, on the one hand, and those covered by Hurricane Employee Plans, on the other hand, and which Hurricane will adopt subject to customary rights to subsequently amend or terminate such plans as Hurricane thereafter deems appropriate (individually a “New Benefit Plan” and collectively the “New Benefits Plans”).

(b) Each New Benefit Plan will (i) provide all of the Covered Employees eligible to participate in such plans with service credit for purposes of eligibility, participation, vesting and levels of benefits (but not for benefit accruals under any defined benefit pension plan or any retiree medical or other post-retirement welfare plan or as would otherwise result in a duplication of benefits) for all periods of employment with Cyclone or Hurricane or any of their respective Subsidiaries (or their predecessor entities) prior to the Effective Time, (ii) cause any pre-existing conditions or limitations, eligibility, waiting periods or required physical examinations under any New Benefit Plan which is a welfare plan to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan in which the applicable Covered Employees participated immediately prior to the Effective Time and, with respect to life insurance coverage, up to the Covered Employee’s current level of insurability, and (iii) give the Covered Employees and their eligible dependents credit for the plan year in which the Effective Time (or the date of commencement of participation in such New Benefit Plan) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or the date of commencement of participation in such New Benefit Plan).

(c) Immediately prior to the Effective Time, Cyclone shall make the payments set forth in the change of control agreements referred to in Section 8.18 of the Cyclone Disclosure Schedule. Section 8.18 of the Cyclone Disclosure Schedule also sets forth certain other employment arrangements to be entered into by Cyclone as of the Effective Time.

(d) Section 8.18 of the Hurricane Disclosure Schedule sets forth certain employment arrangements to be entered into by Hurricane as of the Effective Time.

(e) From and after the Effective Time, Hurricane will honor all accrued and vested benefit obligations to and contractual rights of current and former employees of Cyclone and Hurricane and their respective Subsidiaries under the Cyclone Employee Plans or Hurricane Employee Plans, as applicable, to the extent accrued and vested as of the Effective Time.

(f)(i) Nothing in this Section 8.18 shall be treated as an amendment of any Cyclone Employee Plan or any Hurricane Employee Plan (or an undertaking to amend any such plan), (ii) nothing in this Section 8.18 will prohibit Hurricane from amending, modifying or terminating any Cyclone Employee Plan or Hurricane Employee Plan pursuant to, and in accordance with, the terms thereof, and (iii) nothing in this Section 8.18 shall confer any rights or benefits including, without limitation third party beneficiary rights, on any person or employee other than Cyclone and Hurricane.

(g) From and after the Effective Time, Hurricane will enter into an indemnification agreement with each Continuing Cyclone Director, such indemnification agreement to be substantially in the form currently provided to Hurricane directors.

Section 8.19 Cyclone Debentures. Each of Cyclone, Hurricane and Merger Sub shall take each action required to be taken by such party pursuant to the Indenture dated as of March 22, 2004, between Cyclone and U.S. Bank Trust National Association, as trustee, with respect to the Cyclone Debentures, as necessary to consummate the Merger and the other transactions contemplated by this Agreement in compliance therewith.

Section 8.20 Cooperation With Respect to Financing. Except to the extent prohibited by Applicable Law, Cyclone shall provide on a timely basis, and shall use all commercially reasonable efforts to cause its officers, employees and advisers to provide on a timely basis, all reasonable cooperation in connection with the arrangement of the financing contemplated by the Commitment Letter, or any alternative financing Hurricane may seek in order to consummate the Merger and the other transactions contemplated by this Agreement, and to otherwise cooperate with Hurricane in complying with its covenants under the Commitment Letter, including (i) facilitating the pledge of collateral (effective as of the Closing), (ii) providing financial and other pertinent information regarding Cyclone as may be reasonably requested by Hurricane, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the 1933 Act in a registered offering of securities and by ratings and credit agencies, (iii) providing other reasonably requested certificates or documents, including a customary certificate of the chief financial officer of Cyclone with respect to solvency matters, (iv) requesting Cyclone’s independent auditors to provide customary consents and comfort letters and (v) requesting such customary legal opinions as may be reasonably requested by Hurricane. Notwithstanding the foregoing, nothing herein shall be deemed to require Cyclone to pay any fees to, or reimburse any expenses of, a Third Party in connection with the arrangement of the financing contemplated by the Commitment Letter, or any alternative financing Hurricane may seek in order to consummate the Merger and the other transactions contemplated by this Agreement.

Section 8.21 Rights Agreements.

(a) The Board of Directors of Cyclone shall take all further actions (in addition to those referred to in Section 4.25) reasonably requested by Hurricane in order to render the Cyclone Rights inapplicable to the Merger and the other transactions contemplated by this Agreement. In addition, if the Closing does not occur before September 5, 2007, Cyclone shall (i) amend the Cyclone Rights Agreement in order to extend the date on which such agreement expires to a date no earlier than the End Date (as such date may be extended pursuant to this Agreement), or (ii) adopt a new rights agreement containing substantially the same terms as the Cyclone Rights Agreement, except that such agreement shall expire on a date no earlier than the End Date (as such date may be extended pursuant to this Agreement). Except as provided above with respect to the Merger and the other transactions contemplated by this Agreement, the Board of Directors of Cyclone shall not, without the prior written consent of Hurricane, amend, take any action with respect to, or make any determination under the Cyclone Rights Agreement (including a redemption of the Cyclone Rights) to facilitate an Acquisition Proposal.

(b) The Board of Directors of Hurricane shall take all further actions (in addition to those referred to in Section 5.25) reasonably requested by Cyclone in order to (i) render the Hurricane Rights inapplicable to the Merger and the other transactions contemplated by this Agreement and (ii) ensure that each share of Hurricane Stock received as part of the Merger Consideration shall be accompanied by and issued together with an associated preferred share purchase right pursuant to and in accordance with the Hurricane Rights Agreement. Except as provided above with respect to the Merger and the other transactions contemplated by this Agreement, the Board of Directors of Hurricane shall not, without the prior written consent of Cyclone, amend, take any action with respect to, or make any determination under the Hurricane Rights Agreement (including a redemption of the Hurricane Rights) to facilitate an Acquisition Proposal.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01 Conditions to the Obligations of Each Party. The obligations of Cyclone, Hurricane and MergerSub to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the Cyclone Stockholder Approval and the Hurricane Stockholder Approval shall have been obtained, in each case in accordance with Delaware Law;

(b) no Applicable Law shall prohibit or prevent the consummation of the Merger;

(c) any applicable waiting period (and any extensions thereof) under the HSR Act or under any similar foreign statutes or regulations applicable to the Merger shall have expired, terminated or where applicable, approval has been obtained (except where the failure of which to expire, terminate or be obtained would not reasonably be expected to, individually or in the aggregate, materially and adversely affect Cyclone and Hurricane, taken as a whole, or would not reasonably be expected to result in criminal liability);

(d) the Registration Statement shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Registration Statement or any part thereof shall be in effect, and no proceedings for such purpose shall be pending before or, to the Knowledge of Cyclone or Hurricane, threatened by the SEC;

(e) the shares of Hurricane Stock to be issued in the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance;

(f) other than the filing of the Certificate of Merger and the filings pursuant to the HSR Act (which are addressed in Section 9.01(c)), all consents, approvals and actions of, filings with or notices to any Governmental Authority required of Cyclone or Hurricane or any of their respective Subsidiaries to consummate the Merger or the other transactions contemplated hereby shall have been obtained, except those that would not reasonably be expected to (x) materially and adversely diminish the benefits expected to be derived by the parties on the date of this Agreement from the combination of Hurricane and Cyclone via the Merger (such combined business to be taken as a whole), in such a manner that such party would not have entered into this Agreement in the face of such materially and adversely diminished benefits or (y) otherwise have a Regulatory Material Adverse Effect;

(g) there shall not have been any Applicable Law enacted, enforced, promulgated, issued or deemed applicable to the Merger, by any Governmental Authority, other than the application of the waiting period provisions of the HSR Act to the Merger, that would reasonably be expected to (x) materially and adversely diminish the benefits expected to be derived by the parties on the date of this Agreement from the combination of Hurricane and Cyclone via the Merger (such combined business to be taken as a whole), in such a manner that such party would not have entered into this Agreement in the face of such materially and adversely diminished benefits or (y) otherwise have a Regulatory Material Adverse Effect; and

(h) Hurricane and, if applicable, Cyclone shall have taken all actions that are necessary to (i) approve and adopt the New Hurricane Charter and the New Hurricane Bylaws and to make such documents effective at the Effective Time and (ii) ensure that the Board of Directors of Hurricane is consistent with Section 8.16.

Section 9.02 Conditions to the Obligations of Hurricane. The obligations of Hurricane to consummate the Merger are subject to the satisfaction of the following further conditions:

(a)(i) Cyclone shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Cyclone that are contained in this Agreement and in any certificate or other writing delivered by Cyclone pursuant hereto (which shall, for the purposes of this Section 9.02(a), be read without any qualification contained therein as to materiality or Cyclone Material Adverse Effect, except for the representation set forth in Section 4.09(a)) shall be true at and as of the Effective Time as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty (as so read) shall be true as of such earlier date), with such exceptions as have not had and would not reasonably be expected to have, whether individually or in the aggregate, a Cyclone Material Adverse Effect, and (iii) Hurricane shall have received a certificate signed by the chief executive officer of Cyclone to the foregoing effect; and

(b) No Cyclone Material Adverse Effect shall have occurred since the date hereof and be continuing; and

(c) Holders of no greater than 10% of the issued and outstanding shares of Cyclone Stock shall have demanded appraisal for such shares in accordance with Delaware Law (excluding such holders who have failed to perfect, withdrawn or otherwise lost such right to appraisal) prior to the Closing; and

(d) Hurricane shall have received from Brown Rudnick Berlack Israels LLP, counsel to Hurricane, on the Closing Date, a written opinion dated as of such date that the Merger will qualify as a reorganization within the meaning of 368(a) of the Code and Hurricane, Cyclone and MergerSub will qualify as parties to a reorganization within the meaning of 368(b) of the Code; provided that if Brown Rudnick Berlack Israels LLP does not render such opinion, this condition shall nonetheless be satisfied if Hogan & Hartson LLP renders such opinion to Hurricane). In rendering such opinion, counsel to Hurricane (or, Hogan & Hartson LLP, if this condition is satisfied by an opinion of Hogan & Hartson LLP) shall be entitled to require and rely upon representations and covenants, including those contained in certificates of officers of Hurricane and Cyclone, reasonably satisfactory in form and substance to such counsel and provided by Hurricane and Cyclone substantially in the form of Exhibits E and F (allowing for such amendments or additions to the representations and covenants as such counsel deems reasonably necessary).

Section 9.03 Conditions to the Obligations of Cyclone. The obligations of Cyclone to consummate the Merger are subject to the satisfaction of the following further conditions:

(a)(i) Hurricane shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Hurricane that are contained in this Agreement and in any certificate or other writing delivered by Hurricane pursuant hereto (which shall, for the purposes of this Section 9.03(a), be read without any qualification contained therein as to materiality or Hurricane Material Adverse Effect, except for the representation set forth in Section 5.09(a)) shall be true at and as of the Effective Time as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty (as so read) shall be true as of such earlier date), with such exceptions as have not had and would not reasonably be expected to have, whether individually or in the aggregate, a Hurricane Material Adverse Effect, and (iii) Cyclone shall have received a certificate signed by the chief executive officer of Hurricane to the foregoing effect; and

(b) No Hurricane Material Adverse Effect shall have occurred since the date hereof and be continuing; and

(c) Cyclone shall have received from Hogan & Hartson LLP, counsel to Cyclone, on the Closing Date, a written opinion dated as of such date that the Merger will qualify as a reorganization within the meaning of 368(a) of the Code and Hurricane, Cyclone and MergerSub will qualify as parties to a reorganization within the meaning of 368(b) of the Code; provided that if Hogan & Hartson LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Brown Rudnick Berlack Israels LLP renders such opinion to Cyclone. In rendering such opinion, counsel to Cyclone (or, Brown Rudnick Berlack Israels LLP, if this condition is satisfied by an opinion from Brown Rudnick Berlack Israels LLP) shall be entitled to require and rely upon representations and covenants, including those contained in certificates of officers of Hurricane and Cyclone, reasonably satisfactory in form and substance to such counsel and provided by Hurricane and Cyclone substantially in the form of Exhibits E and F (allowing for such amendments or additions to the representations and covenants as such counsel deems reasonably necessary).

ARTICLE 10

TERMINATION

Section 10.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding Cyclone Stockholder Approval or Hurricane Stockholder Approval):

(a) by mutual written agreement of Cyclone and Hurricane;

(b) by either Cyclone or Hurricane, if:

(i) the Merger has not been consummated on or before November 16, 2007 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii) there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins Cyclone or Hurricane from consummating the Merger and such enjoinment shall have become final and nonappealable; or

(iii)(A) at the Hurricane Stockholder Meeting (including any adjournment or postponement thereof), the Hurricane Stockholder Approval shall not have been obtained, or (B) at the Cyclone Stockholder Meeting (including any adjournment or postponement thereof), the Cyclone Stockholder Approval shall not have been obtained; or

(c) by Hurricane:

(i) if (A) Cyclone’s Board of Directors shall have made an Adverse Recommendation Change, or (B) a willful and material breach by Cyclone (directly or indirectly, through any director, officer, banker or counsel of Cyclone) of Section 8.07 or by Cyclone of the first sentence of Section 8.04(a) shall have occurred;

(ii) if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Cyclone set forth in this Agreement shall have occurred that (A) would cause the condition set forth in Section 9.02(a) not to be satisfied and (B) is not capable of being cured prior to the End Date or, if capable of being cured, shall not have been cured by Cyclone within 30 calendar days following receipt of written notice of such breach or failure to perform from Hurricane; or

(iii) immediately prior to it entering into a definitive agreement with respect to a Superior Proposal, provided that (A) Hurricane has not materially breached or violated the terms of Section 8.07(a) or (b) in connection with such Superior Proposal (or any Acquisition Proposal that was a precursor thereto), (B) the Board of Directors of Hurricane has determined to terminate this Agreement as permitted by and in accordance with Section 8.07(d)(B) and has authorized Hurricane to enter into a definitive agreement for a Superior Proposal (which authorization may be subject to termination of this Agreement), (C) immediately prior to the termination of this Agreement, Hurricane pays to Cyclone the Cyclone Rejection Fee payable pursuant to Section 11.04(c), and (D) immediately following the termination of this Agreement, Hurricane enters into such definitive agreement to effect such Superior Proposal.

(d) by Cyclone:

(i) if (A) Hurricane’s Board of Directors shall have made an Adverse Recommendation Change, or (B) a willful and material breach by Hurricane (directly or indirectly, through any director, officer, banker or counsel of Hurricane) of either Section 8.07 or by Hurricane of the first sentence of Section 8.04(b) shall have occurred;

(ii) if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Hurricane or MergerSub set forth in this Agreement shall have occurred that (A) would cause the condition set forth in Section 9.03(a) not to be satisfied, and (B) is not capable of being cured prior to the End Date or, if capable of being cured, shall not have been cured by Hurricane within 30 days following receipt of written notice of such breach or failure to perform by Cyclone; or

(iii) immediately prior to it entering into a definitive agreement with respect to a Superior Proposal, provided that (A) Cyclone has not materially breached or violated the terms of Section 8.07(a) or (b) in connection with such Superior Proposal (or any Acquisition Proposal that was a precursor thereto), (B) the Board of Directors of Cyclone has determined to terminate this Agreement as permitted by and in accordance with Section 8.07(d)(B) and has authorized Cyclone to enter into a definitive agreement for a Superior Proposal (which authorization may be subject to termination of this Agreement), (C) immediately prior to the termination of this Agreement, Cyclone pays to Hurricane the Hurricane Rejection Fee payable pursuant to Section 11.04(b), and (D) immediately following the termination of this Agreement, Cyclone enters into such definitive agreement to effect such Superior Proposal.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02 Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto (except as provided in Section 11.04); provided that, if such termination shall result from the willful (i) failure of any party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of any party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 10.02 and Article 11 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

if to Hurricane or MergerSub, to:

Hologic, Inc.

35 Crosby Drive

Bedford, MA 01730

Attention: Chief Financial Officer

Facsimile No: (781) 280-0669

with a copy to:

Brown Rudnick Berlack Israels LLP

One Financial Center

Boston, MA 02111

Attention: Philip J. Flink, Esq.

Facsimile No: (617) 856-8201

if to Cyclone, to:

Cytyc Corporation

250 Campus Drive

Marlborough, MA 01752

Attention: General Counsel

Facsimile No.: (508) 263-2959

with a copy to:

Hogan & Hartson LLP

Columbia Square

555 Thirteenth Street, N.W.

Washington, DC 2004

Attention: Joseph E. Gilligan

Facsimile No.: (202) 637-5910

Any such notice or communication shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (iii) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next business day delivery, on the next Business Day after the date when sent and (iv) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

Section 11.02 Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. This Section 11.02 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 11.03 Amendments and Waivers.

(a) Any provision of this Agreement may be amended prior to the Effective Time, by action taken or authorized by the parties respective Boards of Directors, if, but only if, such amendment is in writing and is signed by each party to this Agreement; provided that, after Hurricane Stockholder Approval or Cyclone Stockholder Approval is obtained, no such amendment shall, without the further approval of those stockholders, make any change that would require such approval under Delaware Law. Any provision of this Agreement may be waived prior to the Effective Time if, but only if, such waiver is in writing and is signed by each party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04 Fees and Expenses.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Notwithstanding the foregoing, Hurricane and Cyclone each shall pay 50% of (i) any fees and expenses, other than attorneys’ and accounting fees and expenses, incurred in respect of the printing, filing and mailing of the Joint Proxy Statement and (ii) 50% of any and all filing fees due in connection with the filings required by or under the HSR Act.

(b) In the event that (i) Cyclone engages in a Takeover Response to an Acquisition Proposal that has been made directly to the stockholders of Cyclone generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal and (ii) this Agreement is terminated pursuant to Section 10.01(b)(iii)(B), Cyclone shall pay Hurricane (by wire transfer of immediately available funds) within two (2) Business Days after such termination, a fee equal to $50,000,000 (the “Hurricane Reduced Fee”); provided, however, that if within 12 months following the date of such termination any of the events set forth in clauses (1) – (4) of clause (B) of the second to last sentence of this Section 11.04(b) occurs, Cyclone shall pay Hurricane (by wire transfer of immediately available funds), within two (2) Business Days following such event, a fee of $150,000,000 less any previously paid Hurricane Reduced Fee. If a Cyclone Payment Event (as hereinafter defined) occurs, Cyclone shall pay Hurricane (by wire transfer of immediately available funds), within two (2) Business Days following such Cyclone Payment Event (except in the case of a termination pursuant to Section 10.01(d)(iii) in which case the Hurricane Rejection Fee must be paid prior to and as a condition to the effectiveness of the termination triggering the Cyclone Payment Event), a fee of $150,000,000 (the “Hurricane Rejection Fee”). “Cyclone Payment Event” means the termination of this Agreement pursuant to (x) Section 10.01(b)(iii)(B) (if there has been an Adverse Recommendation Change by the Board of Directors of Cyclone, whether or not such Adverse Recommendation Change has been withdrawn, modified or changed), Section 10.01(c)(i) or Section 10.01(d)(iii) or (y) Section 10.01(b)(i), Section 10.01(b)(iii)(B) or Section 10.01(c)(ii) but (in the case of this clause (y)) only if (A) prior to Cyclone Stockholder Meeting an Acquisition Proposal shall have been made to Cyclone or shall have been made directly to the stockholders of Cyclone generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal and (B) within 12 months following the date of such termination: (1) Cyclone merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party; (2) a Third Party, directly or indirectly, acquires more than 50% of the total assets of Cyclone and its Subsidiaries, taken as a whole; (3) a Third Party, directly or indirectly, acquires more than 50% of the outstanding shares of Cyclone Stock or (4) Cyclone or any Cyclone Subsidiary(ies) shall have entered into any contract or agreement providing for any of the actions described in any of the immediately preceding clauses (1) through (3). Notwithstanding anything herein to the contrary, but subject to Section 11.04(e), in no event shall the total fees payable by Cyclone pursuant to this Section 11.04(b) exceed the Hurricane Rejection Fee.

(c) In the event that (i) Hurricane engages in a Takeover Response to an Acquisition Proposal that has been made directly to the stockholders of Hurricane generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal and (ii) this Agreement is terminated pursuant to Section 10.01(b)(iii)(A), Hurricane shall pay Cyclone (by wire transfer of immediately available funds) within two (2) Business Days after such termination, a fee equal to $33,000,000 (the “Cyclone Reduced Fee”); provided, however, that if within 12 months following the date of such termination any of the events set forth in clauses (1) – (4) of clause (B) of the second to last sentence of this Section 11.04(c) occurs, Hurricane shall pay Cyclone (by wire transfer of immediately available funds), within two (2) Business Days following such event, a fee of $100,000,000 less any previously paid Cyclone Reduced Fee. If a Hurricane Payment Event (as hereinafter defined) occurs, Hurricane shall pay Cyclone (by wire transfer of immediately available funds), within two (2) Business Days following such Hurricane Payment Event (except, in the case of a termination pursuant to Section 10.01(c)(iii) in which case the Cyclone Rejection Fee must be paid prior to and as a condition to the effectiveness of the termination triggering the Hurricane Payment Event, a fee of $100,000,000 (the “Cyclone Rejection Fee”). “Hurricane Payment Event” means the termination of this Agreement pursuant to (x) Section 10.01(b)(iii)(A) (if there has been an Adverse Recommendation Change by the Board of Directors of Hurricane, whether or not such Adverse Recommendation Change has been withdrawn, modified or changed), Section 10.01(c)(iii) or Section 10.01(d)(i) or (y) Section 10.01(b)(i), Section 10.01(b)(iii)(A) or Section 10.01(d)(ii) but (in the case of this clause (y)) only if (A) prior to the Hurricane Stockholder Meeting an Acquisition Proposal shall have been made to Hurricane or shall have been made directly to the stockholders of Hurricane generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal and (B) within 12 months following the date of such termination: (1) Hurricane merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party; (2) a Third Party, directly or indirectly, acquires more than 50% of the total assets of Hurricane and its Subsidiaries, taken as a whole; (3) a Third Party, directly or indirectly, acquires more than 50% of the outstanding shares of Hurricane Stock or (4) Hurricane or any Hurricane Subsidiary(ies) shall have entered into any contract or agreement providing for any of the actions described in any of the immediately preceding clauses (1) through (3). Notwithstanding anything herein to the contrary, but subject to Section 11.04(e), in no event shall the total fees payable by Hurricane pursuant to this Section 11.04(c) exceed the Cyclone Rejection Fee.

(d) Each of Hurricane and Cyclone acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither party would enter into this Agreement. Accordingly, if Hurricane or Cyclone fails promptly to pay any amount due to the other party pursuant to this Section 11.04, the non-paying party shall also pay any costs and expenses incurred by such other party in connection with a legal action to enforce this Agreement that results in a judgment against the non-paying party for that amount, together with interest on the amount of any unpaid fee and/or expense at the publicly announced prime rate of Citibank, N.A. from the date that fee was required to be paid to, but excluding, the payment date.

(e) Any payment by any other party under this Section 11.04 shall be the sole and exclusive remedy of the other such party and its Subsidiaries for damages against the other such party and any of its Subsidiaries and their respective Representatives with respect to the termination or breach giving rise to that payment; provided, however, that nothing herein shall relieve any party from any further liability for any willful or intentional breach of any material covenant or agreement of such party contained herein. For the avoidance of doubt, any payment to be made by any party under this Section 11.04 shall be payable only once to such other party with respect to this Section 11.04 and not in duplication even though such payment may be payable under one or more provisions hereof.

Section 11.05 Disclosure Schedule References. Notwithstanding anything in this Agreement that may be deemed to the contrary:

(a) Any reference in a particular Section of either the Cyclone Disclosure Schedule or the Hurricane Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that are contained in this Agreement, but only in each case if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent on its face to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The mere inclusion of an item in either the Cyclone Disclosure Schedule or the Hurricane Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably expected to have a Material Adverse Effect on Cyclone or Hurricane, as applicable; and

(b) any information contained in any part of any Cyclone SEC Document or of any Hurricane SEC Document shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties of the relevant party if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent on its face to a reasonable person who has read that information and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed, provided that in no event shall any information contained in any part of any Cyclone SEC Document or of any Hurricane SEC Document entitled “Risk Factors” or “Forward-Looking Statements” be deemed to be an exception to (or, as applicable, a disclosure for purposes of) any representation(s) and warranty(ies) of Cyclone or Hurricane that is contained in this Agreement.

Section 11.06 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and, except as provided in Section 8.05 and Section 8.18(g), shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 8.05 and Section 8.18(g), no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of each other party hereto, except that any party may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve such party of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to such party.

Section 11.07 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11 Entire Agreement. This Agreement, the Confidentiality Agreement and the exhibits, schedules and annexes hereto constitute the entire agreement between the parties with respect to their subject matter and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to that subject matter.

Section 11.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would likewise occur if the Merger were not consummated and the affected party’s stockholders did not receive the aggregate Merger Consideration payable to them in accordance with the terms but subject to the conditions of this Agreement), and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger and Hurricane’s obligation to pay, and the affected party’s stockholders’ right to receive, the aggregate Merger Consideration payable to them pursuant to the Merger, subject in each case to the terms and conditions of this Agreement) in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.14 Matters Related to HSR. The parties acknowledge and agree that, for all purposes of this Agreement, no party makes any representation or warranty regarding the effect of the HSR Act or any foreign antitrust or competition law on such party’s ability to execute, deliver, or perform its obligations under this Agreement or to consummate the Merger as a result of the enactment, promulgation, application, or threatened or actual judicial or administrative investigation or litigation under, or enforcement of, the HSR Act or any foreign antitrust or competition law with respect to the consummation of the Merger.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

HOLOGIC, INC.

By:	/s/ JOHN W. CUMMING
Name:	John W. Cumming
Title:	Chairman and Chief Executive Officer

NOR’EASTER CORP.

By:	/s/ JOHN W. CUMMING
Name:	John W. Cumming
Title:	President

CYTYC CORPORATION

By:	/s/ PATRICK J. SULLIVAN
Name:	Patrick J. Sullivan
Title:	Chairman, Chief Executive Officer and President